UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
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The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas, New York, NY 10036

April 12, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Thursday, May 24, 2012. The meeting will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York.

This year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice of the on-line availability of our proxy materials instead of a paper copy of this proxy statement and our 2011 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including this proxy statement, our 2011 Annual Report and a form of proxy card or voting instruction card. This distribution method conserves natural resources and reduces the costs of printing and distributing our proxy materials.

The business to be considered is described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In addition to these matters, we will present a report on the state of our company.

We hope you will be able to attend.

Sincerely,

Michael I. Roth

Chairman of the Board

and Chief Executive Officer

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 24, 2012

Time:	9:30 AM

Place:	McGraw Hill Building 1221 Avenue of the Americas New York, New York

At the 2012 Annual Meeting, shareholders will act upon the following matters:

1.	Election of the nine directors listed on pages 5-9 of the enclosed Proxy Statement;

2.	Confirmation of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2012;

3.	An advisory vote to approve named executive officer compensation;

4.	Consideration of a shareholder proposal entitled “Executives To Retain Significant Stock”; and

5.	Transaction of such other business as may properly come before the meeting and any adjournment thereof.

Information about the foregoing matters to be voted upon at the Annual Meeting is contained in the Proxy Statement.

The close of business on April 2, 2012 has been designated as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and any adjournment thereof.

Shareholders will need to present a valid photo identification to be admitted to the Annual Meeting. Please note that the use of photographic and recording devices is prohibited at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholders Meeting to be held on May 24, 2012.

Interpublic’s 2012 Proxy Statement and 2011 Annual Report are available electronically at

http://bnymellon.mobular.net/bnymellon/ipg

By Order of the Board of Directors,

Andrew Bonzani

Secretary

Your vote is important! Whether or not you plan to attend the meeting in person, please take a moment to vote by Internet, telephone or completing a proxy card as described in the How Do I Vote section of this document. Your prompt cooperation will save Interpublic additional solicitation costs.

You may revoke your proxy as described in the How Can I Revoke My Proxy or Change My Vote section of this document if you decide to change your vote and attend the meeting.

Dated: April 12, 2012

THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY STATEMENT

General Information

The Board of Directors of The Interpublic Group of Companies, Inc. (“Interpublic”, “IPG”, the “Company”, “us”, “we” or “our”) is providing this Proxy Statement in connection with the Annual Meeting of Shareholders, which will be held in the McGraw Hill Building, 1221 Avenue of the Americas, New York, New York, at 9:30 A.M., Eastern Time, on Thursday, May 24, 2012.

Interpublic’s principal executive office is located at 1114 Avenue of the Americas, New York, NY 10036. The Proxy materials are first being sent to shareholders beginning on or about April 12, 2012.

Our Proxy Statement also is available at: http://bnymellon.mobular.net/bnymellon/ipg

Why Did I Receive a Notice In the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Proxy Materials?

This year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice have the ability to access the proxy materials over the Internet and — or request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy are set forth in the notice. In addition, the notice has instructions on how you may request to access proxy materials by mail or electronically on an ongoing basis.

Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Who Can Vote?

You are entitled to vote or direct the voting of your shares of Interpublic common stock (the “Common Stock”) if you were a shareholder on April 2, 2012, the record date for the Annual Meeting. On April 2, 2012, approximately 442,302,308 shares of Common Stock were outstanding.

Who Is the Holder of Record?

You may own your shares of Common Stock either (1) directly registered in your name at our transfer agent, Computershare Shareowner Services (which acquired BNY Mellon in 2011); or (2) indirectly through a broker, bank or other intermediary.

If your shares are registered directly in your name, you are the Holder of Record of these shares, and we are sending these proxy materials directly to you. If you hold shares indirectly through a broker, bank or other intermediary, these materials are being sent to you by or on behalf of that entity.

General Information continued

How Do I Vote?

Your vote is important. We encourage you to vote promptly. You may vote in any one of the following ways:

Holders of Record

—

By Telephone. You can vote your shares by telephone, by calling 1-866-540-5760. Telephone voting is available 24 hours a day 7 days a week. If you vote by telephone, you do not need to return a proxy card. Your vote by telephone must be received by 11:59 p.m. EDT, May 23, 2012.

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By Internet. You can also vote on the internet. The website address for Internet voting is http://www.proxyvoting.com/ipg. Internet voting is available 24 hours a day 7 days a week. If you vote by internet, you do not need to return your proxy card. Your vote by internet must be received by 11:59 p.m. EDT, May 23, 2012.

—	By Mail. If you choose to vote by mail, complete the proxy card, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 5 p.m. EDT, May 23, 2012.

—

By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person. You present valid photo identification for admission to the Annual Meeting. Please refer to the instructions listed on the proxy card.

Shares Held by Brokers, Banks and Other Intermediaries

—	If your shares of Common Stock are held through a broker, bank or other intermediary, you will receive instructions from that entity regarding the voting of your shares.

—

If you plan to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or other intermediary in advance of the meeting to obtain a “legal proxy” to permit you to vote by written ballot at the Annual Meeting.

How Many Shares Must Be Present to Hold the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. We will have a quorum at the Annual Meeting if the holders of more than 50% of the outstanding shares of Common Stock entitled to vote are present at the meeting, either in person or by proxy.

How Are Votes Counted?

All shares that are the subject of a valid proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not specify how you wish your shares to be voted, your shares will be voted in accordance with the following Board of Directors recommendations:

•	FOR the Board’s nominees for election as directors;

•	FOR the confirmation of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2012; and

•	FOR on the advisory vote to approve the compensation of our named executive officers;

•	AGAINST the shareholder proposal entitled “Executives To Retain Significant Stock.”

General Information continued

A New York Stock Exchange (“NYSE”) member broker that holds shares for the account of a customer has the authority to vote on certain limited matters without instructions from the customer. Of the matters being submitted to a vote of shareholders at the Annual Meeting, NYSE rules permit member brokers to vote only on the proposal to ratify the appointment of our independent auditor without instruction. On each of the other matters, NYSE members may not vote without customer instruction. A notation by a broker on a retuned proxy that it is not permitted to vote on particular matters due to the NYSE rules is referred to as a “broker non-vote.”

What Vote Is Required to Approve Each Proposal?

Our by-laws provide for majority voting for the election of Directors, which means, a Director will be elected only if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter are cast “for” that Director.

If an incumbent Director fails to receive the necessary vote “for” his or her election, that Director is required to resign from the Board no later than 120 days after the date of the certification of the election results.

Approval of proposals 2, 3 and 4, requires an affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

Abstentions and broker non-votes are each tabulated separately. Shares that are the subject of an abstention and a broker non-vote on one or more matters are counted as shares present for the purpose of determining whether there is a quorum present for the conduct of business at the Annual Meeting. For Items 1, 3 and 4, shares that are the subject of an abstention are included as shares entitled to vote on the matter and, therefore, have the same effect as a vote against the matter, and shares, if any, that are the subject of a broker non-vote are not included as shares entitled to vote on that matter.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy or change your vote by:

Holders of Record

Sending written notice of revocation to the Secretary of Interpublic prior to the Annual Meeting;

Submitting another timely and later dated proxy by mail or, prior to 11:59 p.m., EDT, on May 23, 2012, by telephone or Internet; or

Attending the Annual Meeting and voting in person by written ballot.

Shares Held by Brokers, Banks and Other Intermediaries

You must contact your broker, bank or other intermediary to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other intermediary to attend the Annual Meeting and vote in person by written ballot.

Who Will Count the Vote?

The Board of Directors has appointed BNY Mellon Investor Services, Inc. to act as Inspector of Election at the 2012 Annual Meeting.

Who Is The Proxy Solicitor?

D.F. King & Co., Inc. has been retained by Interpublic to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $16,000, plus reimbursement of expenses to be paid by Interpublic. In addition, our Directors,

General Information continued

officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means for which they will not receive any additional compensation. Banks, brokers and others holding stock in their names or in the names of other intermediaries for the account of their customers will be reimbursed by Interpublic for out-of-pocket expenses incurred in sending proxy material to the beneficial owners of such shares.

How do I submit a proposal for inclusion in Interpublic’s 2013 proxy materials?

Shareholder proposals intended for inclusion in Interpublic’s proxy statement and form of proxy for the 2013 Annual Meeting of Shareholders scheduled to be held on May 23, 2013, must be received by Interpublic by December 29, 2012, and must comply with applicable Securities and Exchange Commission (“SEC”) regulations, in order to be considered for inclusion.

How do I submit an item of business for consideration at the 2013 Annual Meeting

A shareholder wishing to introduce an item of business (including the nomination of any person for election or re-election as a director of Interpublic) for consideration at the 2013 Annual Meeting, other than a shareholder proposal described in response to the preceding question, must in accordance with Section 2.13(a)(2) of Interpublic’s Bylaws, notify Interpublic no later than February 24 2013, and no earlier than January 24, 2013, and include in the notification the information required by Section 2.13(a)(2).

Matters to be Voted Upon

1. ELECTION OF DIRECTORS

At the Annual Meeting, nine Directors are to be elected for a one-year term to hold office until the Annual Meeting of Shareholders to be held in 2013 and until their successors are duly elected or appointed or until their earlier death, resignation or removal.

Unless authority is withheld by the shareholder, it is the intention of persons named by Interpublic as proxies on the proxy card to vote “for” the nominees identified in this Proxy Statement or, in the event that any of the nominees is unable or decline to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” any replacement nominee designated by the Board of Directors.

Each of the nominees is currently a Director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance Committee and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that shareholders vote “FOR” each of the nominees.

Nominees for Director

The following information on each Director nominee is as of March 15, 2012, and has been provided or confirmed to Interpublic by the nominee.

Reginald K. Brack will not stand for re-election to the Board after 16 years of distinguished service having reached the mandatory retirement age of 74 established by the Corporate Governance Committee.

JOCELYN CARTER- MILLER	Age: 54
Director Since: 2007 Interpublic Committees: • Audit • Compensation and Leadership Talent	Public Directorships: • The Principal Financial Group, Inc. • Netgear, Inc.

JOCELYN CARTER-MILLER is President of TechEdVentures, Inc. a firm that develops and manages charter schools and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. Ms. Carter-Miller is also a former board member of the Association of National Advertisers.

Qualifications: Ms. Carter-Miller provides the Board with an important perspective in the marketing field, which is a critical component of Interpublic’s business, based on her extensive executive and marketing experience acquired during her time at Motorola, where she served as its Chief Marketing Officer and more recently as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Her current work as President of TechEdVentures provides the Board with a meaningful voice in keeping Interpublic focused on its corporate social responsibilities.

JILL M. CONSIDINE	Age: 67
Director Since: 1997 Interpublic Committees: • Compensation and Leadership Talent (Chair) • Corporate Governance • Executive	Public Directorships: • Ambac Financial Group, Inc. Private Directorships: • Atlantic Mutual Insurance Companies • Mizuho Securities, USA • InfraHedge, Ltd.

JILL M. CONSIDINE served as Chairman and Chief Executive Officer of the Depository Trust & Clearing Corporation and its subsidiaries (securities depository and clearing houses) from 1999 to 2008. She was President of the New York Clearing House Association, L.L.C. from 1993 to 1998. Ms. Considine served as a Managing Director, Chief Administrative Officer and as a member of the Board of Directors of American Express

Matters to be Voted Upon continued

Bank Ltd., from 1991 to 1993. Prior to that, Ms. Considine served as the New York State Superintendent of Banks from 1985 to 1991. She completed a six-year term as a member of the board of the Federal Reserve Bank of New York in 2008 where she served as Chairman of the Audit and Operational Risk Committee. Ms Considine was appointed as one of three trustees of the AIG Credit Facility Trust by the Federal Reserve Bank of New York and the US Treasury and served from 2009 until 2011 when the trust was terminated. She also served as Non-Executive Chairman of Butterfield Fulcrum Group Ltd. (A hedge fund administrator) from January 2008 until 2011 when the company was sold.

Qualifications: Ms. Considine recently completed a six-year term as a member of the board of the Federal Reserve Bank of New York. Ms. Considine’s history in the financial industry, from serving as the New York State Superintendent of Banks to her recent time as Chairman of Butterfield Fulcrum Group Limited, contributes to the financial expertise of the Board. Her knowledge and experience in financial, credit and liquidity matters provides a valuable perspective beneficial to the Board in its overall assessment and management of Interpublic’s credit and liquidity positions and overall assessment of industry and operational risks.

RICHARD A. GOLDSTEIN	Age: 70
Director Since: 2001 Interpublic Committees: • Audit • Corporate Governance (Chair) • Executive	Public Directorships: • Fortune Brands, Inc. Private Directorships: • Fiduciary Trust Company International Former Directorships: • International Flavors & Fragrances Inc.

RICHARD A. GOLDSTEIN retired as Chairman and Chief Executive Officer of International Flavors & Fragrances Inc. (IFF) in May 2006 after serving in that position for six years. Prior to his six years leading IFF, Mr. Goldstein served for 25 years in key executive positions at Unilever, including as Business Group President of Unilever North American Foods from 1996 to June 2000 and as President and Chief Executive Officer of Unilever United States, Inc. from 1989 to June 2000.

Qualifications: Mr. Goldstein brings to the Board his leadership and experience as a former Chairman and Chief Executive Officer, which is critical in his role as Presiding Director. His time as chief executive officer of IFF and Unilever United States, as well as his directorships at other public companies, allows him to offer a broad perspective on corporate governance and financial control matters.

H. JOHN GREENIAUS	Age: 67
Director Since: 2001 Interpublic Committees: • Audit • Compensation and Leadership Talent	Private Directorships: • Bessemer Trust Investment Services Company Private Directorships: • CCL Industries Inc. • Nabisco Inc. • Penzoil Inc. • Primedia Inc. • True North Communications Inc.

H. JOHN GREENIAUS retired as Chairman and Chief Executive Officer of Nabisco Inc. in 1997 having served in that position between 1993-1997. Mr. Greeniaus was named President and CEO of Nabisco in 1989 following KKR’s leveraged buyout of the company and served in that position until 1993. Prior to that time, he held various marketing and general management positions with Nabisco in Canada, Europe and the U.S. Mr. Greeniaus began his career with Procter and Gamble in Canada and subsequently he worked at J. Walter Thompson and PepsiCo before joining Standard Brands, a Nabisco predecessor, in 1977.

Qualifications: Mr. Greeniaus provides insight to the challenges and issues facing a global enterprise from his experience as the former Chairman and Chief Executive

Matters to be Voted Upon continued

Officer of Nabisco as well as his time managing Nabisco’s European operations. His experience at PepsiCo, where he served as Vice President of Marketing, and his time at J. Walter Thompson allow him to offer valuable perspectives on issues relevant to a marketing services company. Mr. Greeniaus’ prior directorships at other public companies across a variety of industries give him the opportunity to contribute on accounting and corporate governance matters that are beneficial to the Board.

MARY J. STEELE GUILFOILE	Age: 58
Director Since: 2007 Interpublic Committees: • Audit (Chair) • Corporate Governance	Public Directorships: • Valley National Bancorp Former Directorships: • Viasys Healthcare, Inc. (now part of CareFusion Corporation)

MARY J. STEELE GUILFOILE is currently Chairman of MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm. From 2000 to 2002, Ms. Guilfoile was Executive Vice President and Corporate Treasurer at JPMorgan Chase & Co. and also served as Chief Administrative Officer of its investment bank. Ms. Guilfoile was Partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 through 2000. Ms. Guilfoile continues as a Partner of The Beacon Group, LP, a private investment group.

Qualifications: Ms Guilfoile’s knowledge and expertise as a financial industry executive and her training as a certified public accountant contributes an important perspective to the Board. Ms. Guilfoile’s tenure at JP Morgan Chase, and its predecessor companies, serving as Corporate Treasurer, Chief Administrative Officer for its investment bank, and in various merger integration, executive management and strategic planning positions, as well as her current role as Chairman of MG Advisors, Inc., brings to the Board someone with valuable experience and expertise in corporate governance, accounting, risk management and auditing matters.

DAWN HUDSON	Age: 54
Director Since: 2011 Interpublic Committees: • Audit • Corporate Governance	Public Directorships: • Allergan, Inc • P.F. Chang’s China Bistro, Inc. • Lowe’s Companies, Inc.

DAWN HUDSON Ms. Hudson has served as Vice Chairman of The Parthenon Group, an advisory firm focused on strategy consulting, since March 2009. Prior to that, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of Pepsi-Co, Inc. in the United States and Canada from March 2005 until November 2007. From May 2002 through March 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from March 2005 to November 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is the former Chairman of the Board of the Ladies Professional Golf Association.

Qualifications: Ms. Hudson’s extensive experience in strategy and marketing, both at Pepsi-Co and at major advertising agencies, brings valuable expertise to the Board on matters which are vital to the Company’s

Matters to be Voted Upon continued

business. In addition, her experience as Vice Chair of Pantheon Group, and as the former Chief Executive Officer of Pepsi-Co North America, provides the Board with indispensible insight and perspective on matters involving the Company’s business strategy and planning. Ms. Hudson also provides a unique perspective of having been both on the agency and client side of the industry.

WILLIAM T. KERR	Age: 70
Director Since: 2006 Interpublic Committees: • Audit • Compensation and Leadership Talent	Public Directorships: • Arbitron Inc. • Whirlpool Corporation Former Directorships: • Meredith Corporation • Principal Financial Group

WILLIAM T. KERR is currently President and Chief Executive Officer of Arbitron Inc., a media and marketing research firm. He was Chairman and Chief Executive Officer of Meredith Corporation from 1998 to 2006. He was President and Chief Executive Officer of Meredith Corporation from 1997 to 1998. Mr. Kerr served as President and Chief Operating Officer for Meredith Corporation from 1994 through 1997 and as Executive Vice President of Meredith Corporation and President of its Magazine Group from 1991 through 1994. Prior to that time, Mr. Kerr served as Vice President of The New York Times Company and President of its magazine group, a position he held since 1984.

Qualifications: Mr. Kerr’s general business background and knowledge in the fields of marketing research and media make a valuable contribution to the Board. Serving as Chief Executive Officer and a member of the board of Arbitron, as well as his previous executive experience at Meredith Corporation, a diversified media company, Mr. Kerr provides to the Board the perspective and insights of an organizational leader confronting issues similar to those faced by Interpublic.

MICHAEL I. ROTH	Age: 66
Director Since: 2002 Interpublic Committees: • Executive	Public Directorships: • Pitney Bowes Inc. • Gaylord Entertainment Company

MICHAEL I. ROTH became Chairman of the Board and Chief Executive Officer of Interpublic, effective January 19, 2005. Prior to that time Mr. Roth served as Chairman of the Board of Interpublic from July 13, 2004 to January 2005 and has been a director of Interpublic since 2002. Mr. Roth served as Chairman and Chief Executive Officer of The MONY Group Inc. from February 1994 to June 2004.

Qualifications: Mr. Roth’s leadership and perspective as Interpublic’s Chief Executive Officer gives him an intimate knowledge of the Company’s operations and his role as Chairman of the Board is aided by his successful tenure as Chairman and Chief Executive Officer of The MONY Group. Mr. Roth’s other current directorships, and his accounting, tax and legal background, as a certified public accountant and holding an L.L.M. degree from New York University Law School, also adds significant value to his overall contributions as a member of the Board and in his role as Chairman.

DAVID M. THOMAS	Age: 63
Director Since: 2004 Interpublic Committees: • Audit • Corporate Governance • Executive	Public Directorships: • Fortune Brands Home & Security, Inc. (Chairman) Former Directorships: • IMS Health Inc.

Matters to be Voted Upon continued

DAVID M. THOMAS retired as executive chairman of IMS Health Inc. (“IMS”) in March 2006, after serving in that position since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas also serves on the Board of Trustees of Fidelity Investments.

Qualifications: Mr. Thomas’ experience as a Chief Executive Officer and overall management experience at premiere global technology companies provides a vital perspective for the Board as it addresses the rapidly changing and growing landscape in advertising and marketing. Mr. Thomas also provides the Board with a great deal of insight and perspective in the healthcare advertising field having served as Chairman and Chief Executive Officer of IMS.

Matters to be Voted Upon continued

2. APPOINTMENT OF REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Interpublic’s independent registered public accounting firm for 2012. This firm has been Interpublic’s independent auditors since 1952. PricewaterhouseCoopers has advised Interpublic that it is an independent registered public accounting firm with respect to Interpublic and its subsidiaries within the meaning of the rules and regulations of the SEC.

We are not required to have the shareholders ratify the selection of PricewaterhouseCoopers as our independent auditor for 2012. We nonetheless are doing so because we believe it is a matter of sound corporate practice. If shareholders do not confirm the appointment of PricewaterhouseCoopers, the Board of Directors will consider it a direction to consider selecting another auditing firm for 2012. However, even if you confirm the appointment, the Board of Directors may still appoint a new independent registered public accounting firm at any time during 2012 if it believes that such a change would be in the best interests of Interpublic and its shareholders.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers

The following is a summary and description of the fees for services provided by PricewaterhouseCoopers in 2010 and 2011.

Worldwide Fees (In Millions)

Fee Category	2010($)	% of Total	2011($)	% of Total

Audit Fees(A)	33.52	82.6%	30.91	85.0%
Audit Related Fees (B)	1.50	3.7%	1.49	4.1%
Tax Fees (C)	4.62	11.4%	3.92	10.8%
All Other Fees (D)	0.93	2.3%	0.05	0.1%
Total Fees	40.57	100%	36.37	100%

(A) Audit Fees: Consists of fees and out-of-pocket expenses billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and the audit of the effectiveness of Interpublic’s internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements, attest services, except those not required by statute or regulation.

(B) Audit Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees.” These services include

Matters to be Voted Upon continued

employee benefit plan audits, compliance audits and reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(C) Tax Fees: Consists of tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

(D) All Other Fees: Consists of the performance of studies related to information technology and human resources.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee approves all audit and permissible non-audit services provided by the independent auditors. The permissible non-audit services include the services described above for which we paid Audit Related Fees, Tax Fees and All Other Fees. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Committee’s Chairman for projects less than $250,000, who must report any decision to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote “FOR” the confirmation of the appointment of PricewaterhouseCoopers as Interpublic’s independent registered public accounting firm for 2012.

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AUDIT COMMITTEE REPORT

Seven non-management Directors comprise the Audit Committee. The Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Committee is independent and financially literate under the listing standards of the NYSE and satisfies the financial expertise requirements of the NYSE. The Board has determined that each member of the Audit Committee has the requisite experience to be designated an “audit committee financial expert” as that term is defined by rules of the SEC.

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the system of internal controls. PricewaterhouseCoopers, Interpublic’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of Interpublic’s consolidated financial statements and expressing opinions as to the conformity of the annual consolidated financial statements with generally accepted accounting principles.

In performing its oversight function for the year ended December 31, 2011, the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Reviewed and discussed with PricewaterhouseCoopers the scope, staffing and general extent of the audit;

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Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•	Evaluated PricewaterhouseCoopers’s performance, qualifications and quality control procedures;

•	Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted, non-audit services performed by PricewaterhouseCoopers;

•	Established clear policies with management for the hiring of current or former employees of PricewaterhouseCoopers who participate in any capacity in Interpublic’s audit;

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Oversaw compliance with Interpublic’s Code of Ethics and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

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Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, Interpublic’s significant internal accounting and financial reporting controls and any, deficiencies, significant deficiencies or material weaknesses relating to such internal accounting and financial reporting controls;

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Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10 K and Quarterly Reports on Form 10 Q;

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Discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, as may be modified or supplemented; and

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Received the written disclosures and the letter from PricewaterhouseCoopers required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (PCAOB), discussed with PricewaterhouseCoopers matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interpublic’s Annual Report on Form 10 K for the year ended December 31, 2011.

THE AUDIT COMMITTEE
Mary J. Steele Guilfoile, Chairman Jocelyn Carter-Miller Richard A. Goldstein H. John Greeniaus Dawn Hudson William T. Kerr David M. Thomas

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3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with a requirement under the federal securities laws, enacted as part of the recent Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and SEC rules thereunder, we are submitting to an advisory vote of shareholders the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 29 to 85 of this Proxy Statement. In addition to complying with the requirements of the Dodd-Frank Act, the Board recognizes that providing shareholders with an advisory vote on named executive officer compensation may produce useful information on investor sentiment with regard to the Company’s executive compensation programs.

At our annual meeting of shareholders held in May 2011, a substantial majority of the Company’s stockholders voted on an advisory basis to approve the compensation of the Company’s named executive officers. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation.

As described in Compensation Discussion and Analysis, our compensation principles and underlying programs, as designed and administered by the Compensation Committee, are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance. The compensation paid to our named executive officers includes long-term cash and equity awards that are designed to incentivize management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our named executive officers’ annual cash compensation is paid in the form of annual performance-based incentives, which are contingent on the Company’s achievement of pre-defined performance measures.

We encourage you to carefully review the Compensation Discussion and Analysis beginning on page 29 of this Proxy Statement for additional details on Interpublic’s executive compensation, including Interpublic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2011. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of The Interpublic Group of Companies, Inc., as described in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 29 to 85 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

The Board of Directors recommends that you vote “FOR” the resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.

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4. SHAREHOLDER PROPOSAL ENTITLED “EXECUTIVES TO RETAIN SIGNIFICANT STOCK”

Interpublic is advised that a shareholder intends to present the proposal set forth below for consideration by shareholders at the Annual Meeting. Interpublic will promptly furnish to any shareholder who submits a request either orally or in writing, the name and address of the shareholder submitting this proposal and number of shares of Common Stock that the shareholder has identified as owning. The text of the shareholder’s proposal and supporting statement is as follows:

TEXT OF SHAREHOLDER PROPOSAL

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following the termination of their employment and to report to shareholders regarding this policy before our next annual shareholder meeting.

Shareholders recommend that a percentage of at least 33% of net after-tax stock be required. This policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives. This proposal asks for a retention policy starting as soon as possible.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after employment termination would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that at least hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm rated our company “High Concern” in executive pay - $10 million for our CEO Michael Roth.

The Corporate Library said 25% of our CEO’s annual bonus was based on achievement of high priority qualitative objectives, and our executive pay committee can give supplemental pay if performance related to the qualitative objectives “exceeded the exceptional level.” Qualitative objectives may be overly subjective, and committee discretion of this kind can undermine the effectiveness of an incentive plan.

Long-term incentive pay consisted of performance cash and time-based equity in the form of market-priced options and restricted shares. Equity pay given for long-term incentive pay should include performance-vesting conditions. Moreover, cash-based long-term incentive pay did nothing to tie executive performance with long-term shareholder value.

Even worse, the performance cash pay covered a three-year performance period and was partly based on operating margin, a performance measure already used in the annual plan. Finally, our CEO was potentially entitled to $15 million if there was a change in control. Executive pay policies such as these are not in the interests of shareholders.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance to make our company more competitive:

Executives To Retain Significant Stock – Yes on 4.

INTERPUBLIC’S STATEMENT IN OPPOSITION

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board recommends a vote against this proposal because it is unnecessary and not in the best interests of our shareholders.

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We have adopted stock ownership guidelines and other compensation policies to ensure that our executives are focused on Interpublic’s long-term success and that their interests are aligned with those of our shareholders. The guidelines provide that the CEO should have an investment position in Interpublic’s stock equal to five times his base salary and all other executive officers should have an investment position equal to two times their base salary. New executive officers generally have five years to attain the required level of investment. Based on Mr. Roth’s current base salary of $1.4 million dollars, he is required to own $7 million in Interpublic shares. As of April 2, 2012 Mr. Roth owns $10,918,653 million in Interpublic shares. Each of Interpublic’s executive officers also is in compliance with these guidelines. In addition, no executive officer, to the knowledge of Interpublic, is engaged in any transaction involving derivatives or any other transaction that is designed to hedge against the market risk associated with ownership of Interpublic shares. Accordingly, we believe that our stock ownership guidelines have effectively promoted significant stock ownership by our senior executives.

In addition, in order to be successful, we must attract and retain qualified senior executives. In order to do so in a competitive marketplace, we must provide a competitive compensation package, including equity compensation. Imposing post-employment holding requirements could limit our ability to attract and retain executives or require us to compensate executives in other less effective ways to remain competitive. We believe that it is in the best interests of our shareholders that we retain the flexibility to establish executive compensation programs that are competitive in attracting and retaining executives who can best drive long-term shareholder value.

Finally, for some of our senior executives, Interpublic stock makes up a substantial portion of their net worth. These executives may have a legitimate need to diversify their portfolios. In addition, requiring executives to retain stock beyond termination could motivate executives to leave Interpublic earlier than they otherwise would have in order to diversify their portfolios and realize the value of their equity compensation. We believe our stock ownership guidelines strike the right balance between ensuring that our executives own significant amounts of Interpublic shares while allowing them the flexibility to effectively manage their personal financial affairs.

The Board of Directors recommends a vote “AGAINST” this proposal

Corporate Governance Practices

CORPORATE GOVERNANCE GUIDELINES

Interpublic has a strong commitment to maintaining sound corporate governance practices. Interpublic’s Corporate Governance Guidelines are available free of charge on Interpublic’s website at http://www. interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

Director Independence

In accordance with NYSE listing standards (the “NYSE Listing Standards”), the Board annually evaluates the independence of each member of the Board of Directors under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the NYSE Listing Standards. Interpublic’s Director Independence Standards are included in Interpublic’s “Corporate Governance Guidelines” available at the website noted above.

Interpublic has ten directors, one of whom, Michael I. Roth, is an employee of Interpublic (referred to in this Proxy Statement as the “Management Director”) and nine of whom are not employees of Interpublic or its subsidiaries (referred to in this Proxy Statement as “Non-Management Directors”). Of the nine Non-Management Directors, consisting of Mss. Carter-Miller, Considine, Guilfoile and Hudson and Messrs. Brack, Goldstein, Greeniaus, Kerr and Thomas, the Corporate Governance Committee determined at its meeting held on February 24, 2011 for each Director other than Ms. Husdon, and at its October 26, 2011 meeting for Ms. Hudson, that each is an independent director under Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards. Each member of the Compensation Committee, the Corporate Governance Committee and the Audit Committee is an independent director.

Meeting of Independent Directors

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors who are not independent, then at least once annually, the Non-Management Directors should hold an executive session attended by only independent directors. Although not required under the NYSE Listing Standards for 2012, the Board nevertheless held an executive session of its independent directors on February 23, 2012. Mr. Goldstein served as the Chairperson of the executive session.

Director Selection Process

The Corporate Governance Committee is charged with the responsibilities described below under the heading “Principal Committees of the Board of Directors—Corporate Governance Committee.”

One of the Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The Committee considers candidates suggested by its members, other directors, senior management and shareholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The Committee is given broad authorization to retain, at the expense of Interpublic, external legal, accounting or other advisers including search firms to identify candidates and to perform “background reviews” of potential candidates. The Committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking.

On August 22, 2011 Ms. Dawn Hudson was elected by the Board to become a member of our Board of Directors. Ms. Hudson was presented to the Board as a possible nominee by other current members of the Board. Prior to her election, the Committee performed a review of her background and qualification, including interviews with Ms. Hudson, on the basis of which the Committee recommended her to the Board as a nominee for election by the Board.

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All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials, including:

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their business and professional achievements, knowledge, experience and background, particularly in light of the principal current and prospective businesses of Interpublic and the general strategic challenges facing Interpublic and its industry as a whole;

•	their integrity and independence of judgment;

•	their ability and willingness to devote sufficient time to Board duties;

•	their qualifications for membership on one or more of the committees of the Board;

•	their potential contribution to the diversity and culture of the Board;

•	their educational background;

•	their independence from management under NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•	the needs of the Board and Interpublic; and

•	the Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession as set out in Interpublic’s Corporate Governance Guidelines.

In determining the needs of the Board and Interpublic, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisers. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.

Director candidates, other than sitting directors, are interviewed by members of the Committee and by other directors, the CEO and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations. The Committee also reviews sitting directors who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Shareholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of its Chairperson, at The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036. Any recommendations will be considered for the next annual election of directors in 2013. A recommendation should include the proposed candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above.

Succession Planning

Interpublic’s Board of Directors is actively engaged and involved in talent management. Annually, the Board reviews and analyzes the alignment of Interpublic’s strategy on personnel and succession with its overall business strategy. This includes a detailed discussion of Interpublic’s global leadership bench, strength and succession plans with a focus on key positions at the senior officer level. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles at Interpublic and each of its global agencies. The Board seeks opportunities to provide potential leaders with exposure and visibility to Board members through formal presentations and by holding a number of Board and committee meetings throughout the year at key operating units. In addition, the Board is regularly updated on key talent indicators for the overall workforce, including climate, diversity, recruiting and development programs.

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COMMUNICATIONS WITH THE BOARD OF

DIRECTORS AND NON-MANAGEMENT DIRECTORS

Interested parties may contact Interpublic’s Board of Directors, or the Non-Management Directors as a group, at the following address:

Board of Directors or Non-Management

Directors, as applicable

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

Communications may also be sent to individual directors at the above address. Communications to the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s accounting, internal accounting controls or auditing matters will also be referred to the chairperson of the Audit Committee. Other communications will be referred to the Presiding Director (whose responsibilities are described below) or the appropriate committee chairperson.

CODE OF CONDUCT

Interpublic has adopted a code of ethics, known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any Director or executive officer. The Code of Conduct, including future amendments, is available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

MEETINGS AND COMMITTEES OF THE BOARD

Board Structure and Committees

The standing committees of the Board consist of the Executive Committee, the Compensation and Leadership Talent Committee, the Corporate Governance Committee and the Audit Committee. The activities of the Compensation and Leadership Talent Committee, the Corporate Governance Committee and the Audit Committee are each governed by a charter that is available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary. A description of the responsibilities of each standing Committee of the Board is provided in this Proxy Statement below under the heading “Principal Committees of the Board of Directors.”

Attendance at Board of Directors and Committee Meetings

The Corporate Governance Guidelines provide that each director is expected to prepare for, attend and participate in, at least 75% of all regularly scheduled and special meetings of the Board, absent special circumstances. The Board of Directors held eight meetings in 2011 and committees of the Board held a total of 19 meetings. During 2011, each director attended 75% or more of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Shareholders

Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Shareholders. However, each current director who was a director at the time of the 2011 Annual Meeting attended the meeting.

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Principal Committees of The Board of Directors

The table below provides 2011 membership information for each of the Board Committees.

Name	Audit	Compensation and Leadership Talent	Corporate Governance	Executive

Reginald K. Brack		x	x
Jocelyn Carter-Miller	x	x
Jill M. Considine		CHAIR	x	x
Richard A. Goldstein (*)	x		CHAIR	x
H. John Greeniaus	x	x
Mary J. Steele Guilfoile	CHAIR		x
Dawn Hudson	x		x
William T. Kerr	x	x
Michael I. Roth				CHAIR
David Thomas	x		x	x
Number of Meetings in 2011	7	7	5	0

(*)	Presiding Director

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Executive Committee

The Executive Committee is authorized, when the Board of Directors is not in session, to exercise all powers of the Board of Directors which, under Delaware law and the by-laws of Interpublic, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors or reserved for the Board of Directors itself. Due to the frequency of meetings of the Board and other committees of the Board, the Executive Committee did not hold any meetings in 2011.

Corporate Governance Committee

The Corporate Governance Committee is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors and the membership and chairman of each Board committee. The other responsibilities of the Corporate Governance Committee include the establishment of criteria for membership on the Board and its committees, the review and recommendation to the Board as to the independence of Non-Management Directors under the requirements set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards, the evaluation on an annual basis of the collective performance of the Board and the Board’s committees, the recommendation to the Board of compensation and benefits for Non-Management Directors, and the review, continual assessment and recommendation to the Board of the best practices in corporate governance matters generally. In addition, the Corporate Governance Committee is authorized to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Committee in the discharge of its duties. Each member of the Corporate Governance Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the internal and external audit processes. In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditors, financial management and the Board. The Audit Committee also is responsible for the selection and retention of Interpublic’s independent auditors and the review of their compensation, subject to approval of the Board of Directors. Specific activities of the Audit Committee are described in the Audit Committee Report on page 12. Other responsibilities of the Audit Committee are described below under the heading “Risk Management.” In addition, the Audit Committee is authorized, to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Audit Committee in the discharge of its duties. Each member of the Audit Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules.

Compensation and Leadership Talent Committee

The Compensation and Leadership Talent Committee (the “Compensation Committee”) is responsible for the adoption and periodic review of a remuneration strategy for Interpublic and its subsidiaries, which ensures that executive compensation for key senior executives is designed to incentivize and reward long-term growth, profitability and return to shareholders.

The Compensation Committee is responsible for approving the compensation paid to senior executives of Interpublic and its subsidiaries. For these purposes, compensation includes but is not limited to: (i) salary, (ii) deferred compensation, (iii) bonuses and other extra compensation of all types, including annual and long-term performance incentive awards under Interpublic’s 2009 Performance Incentive Plan (the “2009 PIP”), (iv) The Amended and Restated Interpublic Restricted Cash Plan, (v) insurance paid

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for by Interpublic or any of its subsidiaries other than group plans, (vi) annuities and individual retirement arrangements, (vii) Executive Special Benefit Agreements, (viii) Interpublic’s Senior Executive Retirement Income Plan, and (ix) Interpublic’s Capital Accumulation Plan. The Compensation Committee also administers the 2009 PIP (and its predecessors, the 2006 Performance Incentive Plan, the 2004 Performance Incentive Plan, the 2002 Performance Incentive Plan and the 1997 Performance Incentive Plan) and the Employee Stock Purchase Plan (2006).

The Compensation Committee is responsible for approving the adoption of new plans and changes made to these plans and makes recommendations to the Board with respect to incentive compensation and equity based plans. The Compensation Committee also reviews initiatives of Interpublic and its subsidiaries to retain and develop key employees on an ongoing basis and coordinates, manages and reports to the Board on the annual performance evaluation of key executives of Interpublic. In addition, the Compensation Committee is authorized to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Compensation Committee in the discharge of its duties.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis under the heading “Setting Compensation for the Named Executive Officers.” Each member of the Compensation Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Board Leadership Structure

The Board continually examines its policies to ensure that Interpublic’s corporate governance and Board structure are designed to maximize the Company’s effectiveness. Currently, the Board believes that Interpublic’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the operations of the Company, and most capable of determining the strategic and operational priorities of Interpublic and leading the discussion with the Board. To ensure a proper level of independent board oversight, the Board has also designated a Presiding Director, who has the duties described below. The Board believes that the corporate governance measures it has in place ensure that strong, independent directors effectively oversee our management and provide vigorous oversight of our key issues relating to strategy, risk and integrity.

Interpublic’s Board structure allows for independent directors to bring experience, oversight and expertise from outside Interpublic and other industries, while the Chief Executive Officer brings a company-specific knowledge base and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes more effective strategy development and execution and a more enhanced information flow between management and the Board, which are essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Presiding Director, provides the most efficient and effective leadership for Interpublic, and accordingly is in the best interests of shareholders.

Presiding Director

The Presiding Director of the Board helps to coordinate communications between the Board and management of Interpublic. Specifically, the Presiding Director convenes and chairs meetings of the Non-Management Directors, coordinates and develops the agenda for, and chairs executive sessions of, the Non-Management Directors, coordinates feedback to the Chairman and Chief Executive Officer on behalf of the Non-Management Directors regarding business issues and management, and coordinates and develops with the Chairman of the Board and Chief Executive Officer the agendas and presentations for meetings of the Board. Mr. Goldstein currently serves as the Presiding Director.

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Risk Management

The Board and its committees have an active role in the oversight and management of Interpublic’s risks. Elements of the Board’s risk management practices include:

•	an annual review and assessment by the Board of the primary operational and regulatory risks facing Interpublic, their relative magnitude and management’s plan for mitigating these risks;

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specific oversight by the Audit Committee of Interpublic’s financial risk exposure, including Interpublic’s credit and liquidity position. Such oversight includes discussions with management and internal auditors on the magnitude and steps taken to address and mitigate any such risks;

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Audit Committee oversight of Interpublic’s compliance with its Code of Conduct, including establishing procedures for the receipt of anonymous complaints or concerns from employees on accounting, internal accounting controls and auditing matters;

•	Corporate Governance Committee management and oversight of potential risks associated with potential issues of independence of any Directors and potential conflicts of interest;

•	Compensation Committee evaluation and management of risks relating to Interpublic’s compensation plans and arrangements, as well as Interpublic’s overall compensation philosophy and practices;

•	the establishment of numerous standard policies specifically designed to mitigate potential risks, including requiring Board approval for all acquisitions above a modest dollar amount; and

•	Audit Committee administration of Interpublic’s Related Person Transaction Policy.

Each committee also regularly informs the Board of any potential issues or concerns raised when performing its risk management duties.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Interpublic’s Code of Conduct requires directors and employees to avoid activities that could conflict with the interests of Interpublic, except for transactions that are disclosed and approved in advance. Interpublic has adopted a written policy (the “Related Person Transaction Policy”) under which approval is required for any transaction, agreement or relationship between Interpublic or any of its consolidated subsidiaries and a Related Person (a “Related Person Transaction”).

Under the Related Person Transaction Policy, a “Related Person” is defined as any (i) director, nominee for election as a director, an executive officer or any of their “immediate family members” (as defined by the Related Person Transaction Policy); (ii) any entity, including not-for-profit and charitable organizations, controlled by or in which any of the foregoing persons have a substantial beneficial ownership interest; or (iii) any person who is known to be, at the time of the transaction, the beneficial owner of more than 5% of the voting securities of Interpublic or an immediate family member of such person.

Under the policy, Related Person Transactions do not include any employee benefit plan, program, agreement or arrangement that has been approved by the Compensation Committee or recommended by the Compensation Committee for approval by the Board.

To facilitate compliance with the policy, the Code of Conduct requires that employees, including directors and executive officers, report circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of Interpublic, regardless of the amount involved, to Interpublic’s Chief Risk Officer using Interpublic’s Compliance Report Form. Each director and executive officer annually confirms to the Company certain

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information about Related Person Transactions as part of the preparation of Interpublic’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions must also confirm such information at the time of their nomination or promotion. Management also reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other sources of information for the purpose of identifying Related Person Transactions, including Related Person Transactions involving beneficial owners of more than 5% of Interpublic’s voting securities.

The Audit Committee reviews transactions subject to the Related Person Transaction Policy and determines whether or not to approve or disapprove those transactions, by examining whether or not the transactions are fair, reasonable and within Interpublic policy. The Audit Committee makes its determination by taking into account all relevant factors and any controls that may be implemented to protect the interests of Interpublic and its shareholders. Among the factors that the Audit Committee takes into account in determining whether a transaction is fair and reasonable, as applicable, are the following:

•	the benefits of the transaction to Interpublic;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of Interpublic’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the Related Person Transaction under applicable law and listing standards.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions entered into, but not approved or ratified as required by the Related Person Transaction Policy, are subject to termination by Interpublic. If the transaction has been completed, the Audit Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted.

Related Person Transactions

Since January 1, 2011, there were no transactions involving a Related Person identified in the responses to the annual questionnaire sent to each director and executive officer of Interpublic or that otherwise are known to the Audit Committee or Interpublic.

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DIRECTOR SHARE OWNERSHIP GUIDELINES

The Compensation Committee has adopted Common Stock ownership guidelines for Non-Management Directors. These guidelines set the minimum ownership expectations for Non-Management Directors at a value of $300,000, which represents three times the Directors’ current annual cash retainer of $100,000. Non-Management Directors have five years from their initial election to meet this guideline (or, for directors serving at the time the guidelines were adopted in 2007, until October 2012). Outstanding shares of restricted stock are included in a Director’s share ownership, but Common Stock underlying unexercised stock options is not included. In addition, Non-Management Directors are required to hold all shares awarded to them (net of any shares sold to meet tax withholding requirements upon vesting) until they resign or retire from the Board. The Company believes that the equity component of director compensation serves to further align the Non-Management Directors with the interests of our shareholders. For information about share ownership of our Non-Management Directors, see “Non-Management Director Compensation” on page 26 and “Share Ownership of Management” on page 88. For a discussion of the share ownership guidelines applicable to Interpublic’s executives, see “Compensation Discussion and Analysis — Share Ownership Guidelines.”

Non-Management Director Compensation

Annual Board/Committee Retainer Fees

During 2011, each Non-Management Director received as cash compensation for services rendered an annual retainer of $100,000. No additional compensation was paid for attendance at Board or committee meetings.

The Chairpersons of the Compensation Committee and the Audit Committee each received an additional annual retainer of $20,000 and the Chairperson of the Corporate Governance Committee received an additional annual retainer of $10,000 per year.

Presiding Director Retainer Fees

As Presiding Director for 2011, Mr. Goldstein received $25,000. This retainer was in addition to his retainers for service as a Non-Management Director and as the Chairperson of the Corporate Governance Committee.

Non-Management Directors Plan

Each Non-Management Director in 2011 also received, as consideration for services rendered as a member of the Board, an award of restricted shares of Common Stock having a market value of $100,000 on the date of grant (the “Restricted Shares”) under the 2009 Interpublic Non-Management Directors’ Stock Incentive Plan, which was approved by the shareholders in 2009 (the “2009 Directors Plan”).

Under the terms of the 2009 Directors Plan, a recipient of restricted shares has all rights of ownership with respect to the shares, including the right to vote and to receive dividends, except that, during a restricted period ending on the third anniversary of that date of the grant, (i) the recipient is prohibited from selling or otherwise transferring the shares and (ii) the shares are subject to forfeiture if the recipient’s service as a director terminates for any reason, other than due to death or disability. The Corporate Governance Committee, which is responsible for the administration of the 2009 Directors Plan, has discretion to waive the forfeiture if the cessation of service occurs on or after the first anniversary of the grant. All restrictions lapse automatically in the event of cessation due to death or disability.

On May 31, 2011, in accordance with the 2009 Directors Plan, Mss. Carter-Miller, Considine and Guilfoile and Messrs. Brack, Goldstein, Greeniaus, Kerr and Thomas each received a grant of 8,396 Restricted Shares.

Deferred Compensation

Mr. Goldstein and Ms. Considine each have an agreement with Interpublic under which they deferred all director fees for service before 2007. In 2011, the amounts deferred earned interest credits at an annual rate of 0.27%. The amounts deferred and accrued interest will be paid in a lump sum within 30 days after the director’s separation from the Board. This rate did not constitute “above-market” or “preferential” earnings on deferred compensation as defined by SEC rules.

Charitable Matching Program

Under a charitable matching program (the “Charitable Matching Program”), which was approved by the Board of Directors and has been in effect for a number of years, Interpublic matches up to $20,000 in charitable contributions made to eligible charities and academic institutions by members of the Board of Directors and certain senior management employees of Interpublic and its subsidiaries.

Non-Management Director Compensation continued

The following table shows the compensation paid to Non-Management Directors for 2011.

Name (1)	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensations ($) (5)	Total ($)

Reginald K. Brack	100,000	100,000	0	0	0	20,000	220,000
Jocelyn Carter-Miller	100,000	100,000	0	0	0	20,000	220,000
Jill M. Considine	120,000	100,000	0	0	0	19,900	239,900
Richard A. Goldstein	135,000	100,000	0	0	0	20,000	255,000
H. John Greeniaus	100,000	100,000	0	0	0	20,000	220,000
Mary J. Steele Guilfoile	110,000	100,000	0	0	0	15,000	225,000
Dawn Hudson(2)	25,000	0	0	0	0	0	25,000
William T. Kerr	100,000	100,000	0	0	0	20,000	220,000
David M. Thomas	120,000	100,000	0	0	0	20,000	240,000

(1)

Michael Roth, Interpublic’s Chairman of the Board and Chief Executive Officer, is not included in this table because he is an employee of Interpublic and receives no compensation for his services as Director. Mr. Roth’s compensation as an employee of Interpublic is shown in the Summary Compensation Table on page 54, and the sections that follow the Summary Compensation Table.

(2)	Ms. Hudson was elected to the Board on August 22, 2011, and accordingly her annual retainer fee was prorated for her period of service.

(3)	Consists of annual retainer fees, Committee chairmanship retainer fees and, for Mr. Goldstein, the retainer fee for service as the Presiding Director.

(4)

Consists of the grant date fair value of stock awards made during 2011, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in Interpublic’s Form 10-K for the year ended December 31, 2011.

(5)	Consists entirely of matching charitable contributions made by Interpublic under Interpublic’s Charitable Matching Program.

Compensation Discussion and Analysis

This section of our Proxy Statement provides an overview of our compensation philosophy and our executive compensation programs, which are designed to reward our senior leaders for effectively building long-term shareholder value. This section of the Proxy Statement also details how we pay our “Named Executive Officers,” as well as the factors weighed by the Compensation and Leadership Talent Committee of our Board of Directors (the “Committee”) in arriving at specific compensation policies and decisions involving executive pay in 2011.

Our 2011 Named Executive Officers:

Michael I. Roth	Chairman and Chief Executive Officer

Frank Mergenthaler	EVP, Chief Financial Officer

Philippe Krakowsky	EVP, Chief Strategy and Talent Officer

Christopher Carroll	SVP, Control and Chief Accounting Officer

Nicolas Brien	Chief Executive Officer McCann Worldgroup

Compensation Discussion and Analysis continued

INTERPUBLIC OVERVIEW [EXECUTIVE SUMMARY]

2011 Business Highlights

2011 was a very strong year for our company – in terms of the success of our agencies in the marketplace, further improvements in our financial performance and profitability, as well as significant steps in our capital structure and capital returns programs. Major accomplishments in this regard included:

•

In 2011 our organic revenue* growth was 6.1%, which was at the top of our peer group and included positive organic revenue growth at all of our major networks. Primary drivers of this performance were digital services across all IPG agencies, strong performance in emerging world markets and the vitality of our domestic operations. Organic revenue growth reflects the quality and competitiveness of our professional offerings.

•

Operating income increased 25% from 2010 and operating margin* was up 140 basis points to 9.8%, a level of profitability the company had not attained in over a decade. Earnings per diluted share, excluding the benefits of a one-time transaction (the sale of approximately half of our holdings in Facebook), rose from $0.47 in 2010 to $0.76 in 2011 – a 62% increase.

•

Liquidity and financial flexibility were further enhanced when we negotiated a significantly larger, less restrictive and more economical credit facility. Our strong financial performance and improved capital structure led two of the leading credit rating agencies to upgrade us to an investment grade rating. Our Board of Directors authorized a $300 million share repurchase program, later expanded to $450 million with proceeds from the sale of approximately half of our holdings in Facebook, and voted to initiate a quarterly common stock dividend. These actions not only returned over $500 million to our shareholders during 2011, but also demonstrate confidence in our ability to sustain and build on our company’s progress in recent years.

Despite improvements in these key areas of performance, we were not immune to the negative impact that the macro economic uncertainty had on the stock market. Total shareholder return for 2011 was in-line with that of our major competitors but lagged the total shareholder return of the S&P 500. For the three-year period spanning 2009-2011, our total shareholder return performance has greatly exceeded the median return of our major competitors, tripling the return of the S&P 500.

2011 Compensation Highlights

The Committee periodically reviews the company’s compensation policies and programs and continues to believe that they encourage executives to remain focused on delivering against both the short-term and long-term goals of the company. In 2011, the Committee made the following few adjustments to continue strengthening the linkage between pay and long-term performance:

•

Base salaries: No changes with the exception of Mr. Krakowsky. In February 2011, the Committee approved a 12% increase to Mr. Krakowsky’s base salary to account for his promotion to EVP, Chief Strategy and Talent Officer, which expanded his responsibilities to include oversight of the company’s talent initiatives and the corporate human resources function. This increase was effective March 1, 2011.

•

Annual Incentives: Increased emphasis on the two financial measures key to driving shareholder value – organic revenue growth and Operating Income After Incentive Margin (OIAI is defined as operating income before restructuring and impairment charges, and after the cost of all incentives) – with commensurate reduction in the percentage of target annual incentive tied to strategic and non-financial goals.

*	Described in the 2011 Executive Compensation Program Elements section

Compensation Discussion and Analysis continued

INTERPUBLIC OVERVIEW [EXECUTIVE SUMMARY]

•

Long-term Incentives: Fully eliminated time-based restricted stock awards from all annual plans with the adoption of new performance-based restricted share and cash plans. These plans have two-year organic revenue growth and operating income margin goals, a subsequent one-year vesting period, and a payment that is made in a combination of cash and shares, in order to encourage continued focus on long-term share price growth. Setting two-year performance periods is a change from years past, in which one-year performance periods were set at the beginning of each performance year. Stock options were again issued to the Chairman and CEO.

Base Salary Earned in 2011

Name	Base Salary Earned ($)

Michael I. Roth	1,400,000
Frank Mergenthaler	900,000
Philippe Krakowsky	736,667
Christopher Carroll	538,781
Nicolas Brien	1,200,000

2011 Annual Incentives (paid in 2012)

Name	Annual Incentive Target ($)	Annual Incentive Payment ($)	% of Target

Michael I. Roth	2,240,000	3,400,000	152%
Frank Mergenthaler	900,000	1,450,000	161%
Philippe Krakowsky	736,667	1,150,000	156%
Christopher Carroll	323,269	440,000	136%
Nicolas Brien	1,200,000	1,250,000	104%

Details relating to determination of the annual incentive payments is provided beginning on page 37 under the heading “Annual Incentives.”

Compensation Discussion and Analysis continued

2011 Long Term Incentives (vesting in 2013)

Name	# of Stock Options Granted (A)	# of Performance Shares, 2011-12 Performance Cycle (B)	Target ($) Performance Cash Award, 2011-12 Performance Cycle (C)	Total Target ($) Long-term Incentive Award ($ value of A and B+C )

Michael I. Roth	492,866	180,389	2,333,334	7,000,000
Frank Mergenthaler	0	51,539	1,333,333	2,000,000
Philippe Krakowsky	0	34,789	900,000	1,350,000
Christopher Carroll	0	11,596	300,000	450,000
Nicolas Brien	0	51,539	1,333,333	2,000,000

Details relating to determination of the above awards are provided on page 42 under the heading “2011 Long-term Incentive Awards.”

Payout of 2009 Annual Long-term Incentive Awards

For the 2009-11 performance cycle, the corporate goals achieved were 102.9% of the target amount, while Mr. Brien earned 126% of his target amount based on a combination of 2009-2010 performance at Mediabrands and 2011 performance at McCann Worldgroup. This resulted in the following payments in March 2012 (restricted shares set to vest are listed as well):

Name	Restricted Shares Vesting in 2012	2009-2011 Performance Cash Payout ($)	2009-2011 Performance Cash Award Ratings (Applied to Target to Calculate Final Payout)

Michael I. Roth	402,576	2,048,207	102.93%
Frank Mergenthaler	80,515	686,199	102.93%
Philippe Krakowsky	60,386	514,650	102.93%
Christopher Carroll(1)	32,206	274,479	102.93%
Nicolas Brien	80,515	840,132	126.02%

(1)	Mr. Carroll received a special one-time grant of 50,441 restricted shares in May 2008 which will vest in May 2012.

Further details relating to the 2009-2011 Performance Cash Award are provided beginning on page 47, under the heading “2009-2011 Performance Plan Payouts.”

Compensation Discussion and Analysis continued

COMPENSATION PHILOSOPHY AND BASIC PRINCIPLES

Our executive compensation philosophy is to provide a market-competitive total compensation program that:

•	Aligns with the interests of our shareholders

•	Ties a significant portion of pay to performance

•	Supports our talent needs and business objectives

•	Does not encourage excessive risk taking

Our success continues to depend on our ability to attract, motivate and retain a diverse group of talented individuals throughout our organization – who will enable us to deliver the best and most contemporary marketing solutions to drive our clients’ businesses. Talent is our company’s most vital asset, which is why it represents our most significant expense. We must continue to ensure that the investments we make in our key people are disciplined and designed to drive results. To this end, our compensation programs are guided by the following basic principles:

•	Our compensation programs will be balanced and are intended to treat all stakeholders equitably.

•

Our executive compensation programs will include four major elements: base salary, performance-based annual cash incentives, long-term cash and equity incentives, retirement and other benefit programs. These programs are discussed in detail in the section entitled “2011 Executive Compensation Program Elements” that appears below. It bears noting that, outside of the Charitable Matching Program which is capped at $20,000 per executive per year, company-paid perquisites will not be offered to our most senior executives.

•	Our fixed and performance-based compensation will target our competitive market for talent.

Outstanding financial and individual performance may deliver total earned compensation that is above target to certain individuals.

•

Our competitive market for executive leadership includes companies with similar talent requirements within the following sectors: marketing communications, media/entertainment, publishing and, increasingly, digital media.

•

All individual pay decisions will consider the competitive market data and will be based on an executive’s performance against financial and individual objectives, as well as contributions and skills identified in our annual Leadership Talent and Succession Plan Review (“Talent Review”) process. Exceptional performance against these measures may result in pay levels exceeding the competitive market for certain executives who deliver outstanding results.

•

We will strive to design incentive programs that can be responsive to unique market requirements and that provide meaningful and appropriate rewards for superior results, encouraging executives to take carefully considered decisions to drive said superior performance, while discouraging excessive or unjustified risks.

•	Senior executives and non-management directors will be required to meet stock ownership guidelines.

•	When warranted, incentive recovery policies will be vigorously enforced.

•	The communication and implementation of our compensation programs will be clear, specific and transparent.

Compensation Discussion and Analysis continued

HOW COMPENSATION DECISIONS ARE MADE

Role of the Compensation Committee

The Committee is responsible for establishing, implementing and continually monitoring adherence to the company’s compensation philosophy, as well as approving compensation awarded to senior corporate and operating executives, including the named executive officers. Among its duties, the Committee (in conjunction with the Governance Committee) is responsible for formulating the compensation recommendations for our CEO and approving all compensation recommendations for select executives. Following review and discussion, the Committee submits its recommendations for compensation for these executive officers to the non-employee members of our Board for approval. The Committee is supported in its work by the EVP, Chief Strategy and Talent Officer, his staff, and an executive compensation consultant as described below.

The Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at interpublic.com/ corporatecitizenship/corporategovernance.

Role of Executive Officers and Management in Compensation Decisions

The Committee makes all pay decisions related to the named executive officers. The CEO does not participate in the Committee’s deliberations or decisions with regard to his own compensation.

At the Committee’s request, the CEO does present individual pay recommendations to the Committee for the CFO, the other named executive officers, and other executives whose compensation arrangements are subject to the Committee’s review. The CEO’s pay recommendations for such executives are informed by his assessments of individual contributions to the company’s financial performance, achievement of specified performance or strategic objectives and talent Review results, as well as competitive pay data and other factors. These recommendations are then considered by the Committee with the assistance of its independent consultant.

The CEO, the EVP, Chief Strategy and Talent Officer, the SVP, General Counsel & Secretary, and the Vice President of Global Compensation all attend Committee meetings, but are not present for the Committee’s executive sessions, or for any discussion of their own compensation. Other senior executives, as appropriate to the topic, may be asked to attend Committee meetings to provide relevant information or advice, but they also do not attend executive sessions, or any discussion of their own compensation.

Role of Independent Consultant

In 2011, as in past years, the Committee retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to work for the Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations.

At no time during 2011, nor at any other time, has the Committee directed Meridian to perform its services in any particular manner, or using any particular methodology.

The Committee has the final authority to hire and terminate the consultant, and the Committee evaluates the consultant annually. During 2011, Meridian did not provide any consulting advice to Interpublic, or any of its subsidiaries, outside the scope of executive compensation.

Setting Compensation for the Named Executive Officers

The Committee reviews and assesses the total compensation of each named executive officer on an annual basis. Material changes in compensation typically occur only based on performance, in response to significant changes in an individual’s responsibility, due to changes in market conditions, or in limited circumstances when the company is at risk of losing a highly talented and valued employee.

Compensation Discussion and Analysis continued

Compensation decisions are made based on the following information:

•

External Market Analysis: The Committee annually conducts a review of the competitive market compensation level for each named executive officer. This review is performed by the independent consultant after the Committee has approved the peer companies to be used for the study. The Committee targets the competitive market for talent for both fixed and total target compensation.

•

Internal Equity: When making pay decisions, the Committee also takes into account internal equity. The company has established comparability guidelines based on an executive’s purview with regard to revenue, operating income and headcount responsibility, geographic scope, and job complexity.

•

Individual Performance and Talent Assessment: The Committee’s consideration is also informed by the company’s Talent Review process. The Committee participates in this annual review with the full membership of the Board of Directors. This Board-level review includes a discussion of each of the named executive officers, their future career path and successors, as well as succession plans for the IPG CEO position. These reviews inform pay decisions by providing an in-depth look at the named executive officers, their responsibilities, relative contributions and future potential, as well as their relative compensation.

•	Other factors: Additional factors, such as scarce skills, leadership skills, long-term potential and key client relationships are also taken into consideration when reviewing compensation.

Compensation Discussion and Analysis continued

USE OF COMPETITIVE DATA FOR COMPENSATION REVIEWS

The Market for Talent

In order to ensure that our compensation programs reflect best practices, as well as to maintain competitive compensation program designs and levels, the Committee considers market data and compensation ranges of our peer group. At the October 2011 meeting, the Committee reviewed and approved several additions and deletions to the organizations in the Talent Peer Group to better reflect the emerging market for executive talent. These changes are outlined on page 35,(below).

In 2011, Meridian Compensation Partners conducted its annual market review to assess the competitiveness of current compensation (consisting of base salary, target annual incentive and target long-term incentives) received by the named executive officers. Retirement benefits, which are reviewed periodically, were also reviewed in 2011. Using size-adjusted data, the 2011 study illustrated that target total compensation for the named executive officers is aligned with the market median of peers.

Due to an increasingly convergent media landscape, the company increasingly competes for executive talent not only with direct industry peers but also with a broader group of companies. To reflect this key development and to capture the full scope of labor markets in which the company now sources talent, the annual compensation review benchmarked pay against two peer groups as described below:

Peer Group	Who They Are and Why They Represent a Relevant Benchmark

Direct Advertising and Marketing Services Peers (“the Direct Peer Group”)	Five companies that directly compete with us for services and talent. The data for these companies were drawn from the 2011 Global Marketing Communication Survey conducted by Mercer LLC, and from SEC filings and annual reports.
Talent Peer Group

These are an additional 19 companies in other highly talent-dependent industries, including media and entertainment, publishing and digital media. With some exceptions, these companies are generally within the range of 1/3X to 3X IPG’s size in terms of revenue; the median revenue of this peer group is comparable to that of IPG. The data for these companies was obtained from the Towers Watson U.S. CDB General Industry Executive Database and SEC filings.

In 2011, the company made several changes to its peer groups. Aegis was added to the Direct Advertising Competitors group. Within the Talent Peer Group, we added Discovery Communications, Dun & Bradstreet, IAC/ Interactive Corp. and eBay, due to their focus on content, technology and digital commerce. Warner Music was removed because it was acquired, while McClatchy Company, RR Donnelley, and SuperMedia were removed due to their concentration in print media, which contrasts to IPG’s shift in business focus from traditional to digital media.

Compensation Discussion and Analysis continued

The table below lists the specific companies included in the two peer groups for 2011:

Direct Advertising Competitors

Aegis Group *
Havas
Omnicom
Publicis Groupe
WPP

Talent Peers
Media/Entertainment

CBS Corporation
Discovery Communications *
Liberty Interactive Group
News Corporation
Time Warner Inc.
Viacom
Walt Disney

Digital Media

Activision Blizzard, Inc.
Amazon.com, Inc.
AOL, Inc.
eBay *
Electronic Arts Inc.
Google Inc.
IAC / Interactive Corp. *
Yahoo! Inc.

Publishing

Dun & Bradstreet
Gannett
McGraw Hill
Thomson-Reuters

*	(New for 2011)

The Role of Shareholder Say-on-Pay Votes.

We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At our annual meeting of shareholders held in May 2011, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the compensation decisions made regarding our executive officers in 2010. The Committee believes this affirms shareholders’ support of our approach to executive compensation, and, except for the adjustments made to long-term incentives, which are discussed in greater detail beginning on page 42, the Committee did not change its approach in 2011. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Discussion and Analysis continued

2011 EXECUTIVE COMPENSATION PROGRAM ELEMENTS

For the fiscal year ended December 31, 2011, the principal components of Interpublic’s executive compensation program were:

•	BASE SALARY

•	ANNUAL INCENTIVES

•	LONG-TERM INCENTIVES

•	RETIREMENT AND OTHER BENEFITS

BASE SALARY

Base salary is central to our ability to attract and retain talent, including our named executive officers. Although its prominence in the pay mix declines with seniority, base salary generally remains an important part of compensation discussions with executive talent in our sector and related industries.

For the named executive officers, base salaries are summarized below, and are the subject of individual employment agreements (described in greater detail beginning on page 73 under the heading “Employment Agreements”), which give Interpublic the ability to increase, but not decrease, base salary. The Committee made no changes in 2011 to the base salaries of the named executive officers other than for Mr. Krakowsky, whose base salary was increased by $80,000 to $750,000 in recognition of his significantly expanded role.

Name	2011 Base Salary Earned ($)

Michael I. Roth	1,400,000
Frank Mergenthaler	900,000
Philippe Krakowsky	736,667
Christopher Carroll	538,781
Nicolas Brien	1,200,000

ANNUAL INCENTIVES

Purpose

Annual cash incentives are a standard component of compensation within our labor markets and are in place to reward performance that grows annual organic revenue, increases profitability and involves the achievement of high priority strategic objectives, all of which ultimately drives increased long-term shareholder value. Given this design, our annual incentives encourage senior leaders to stay focused on results, but do not encourage or allow for excessive and unnecessary risk-taking in achieving said results.

Target Annual Incentive Opportunities

Individual incentive award targets are expressed as a percentage of each individual’s base salary. Each year, the Committee determines the annual incentive target for the CEO. After considering recommendations from the CEO, the Committee then approves the annual incentive targets for the named executive officers. In determining the annual cash incentive target, the Committee takes into account the same factors that it considers in determining base salary.

For 2011, the annual cash incentive targets, as a percent of base salary, for the named executive officers were as follows:

2011 Annual Cash Incentive Target
Name	(as % of base salary)

Michael I. Roth	160%
Frank Mergenthaler	100%
Philippe Krakowsky	100%
Christopher Carroll	60%
Nicolas Brien	100%

Compensation Discussion and Analysis continued

These target percentage levels are unchanged from 2010. For the named executive officers, annual incentive targets are the subject of individual employment agreements (described in greater detail beginning on page 73, under the heading “Employment Agreements”), which give Interpublic the ability to increase, but not decrease, target percentage levels.

Performance Metrics

Annual Incentive Awards are tied to results in three areas:

•	Organic Revenue Growth % (OG): measures ability to drive like-for-like revenue growth, exclusive of acquisitions and currency effects

•	Operating Margin (OM): measures business efficiency and profitability

•	High Priority Objectives (“HPOs”): focus individuals on defined goals that contribute to company’s short and long-term performance

In 2011, as in past years, actual annual incentive awards earned could vary between 0% and 200% of the individual incentive target, depending on the company’s financial performance and individual HPO ratings. For 2011, we assigned more weight to financial goals than had previously been the case and introduced the organic revenue growth metric. In addition, the metrics and weightings for calculating annual incentives for Mr. Roth were aligned with those of the broader executive population.

Organic Revenue Growth (“OG”) and Operating Margin (“OM”) are the company’s primary measures of business success and the key drivers of shareholder value. OG reflects the competitiveness of our offerings and is defined as the percentage change in IPG’s total gross revenue vs. prior year, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures. OM is the most fundamental measure of profitability and is defined as Operating Income After Incentives (“OIAI”) divided by gross revenue. OG and OM targets are set early each year, as part of the company’s annual budgeting process.

HPOs are also set early in the year, and may consist of quantitative and/or qualitative objectives specific to the individual. HPOs include goals tied to the company’s overall, or an operating units, strategic priorities and typically include talent management, diversity and inclusion and cross-agency collaboration. For quantitative HPOs, specific objectives are established. For qualitative HPOs, specific accomplishments or expectations are defined and the Committee exercises judgment in assessing performance.

With all HPOs, performance is assessed after considering written assessments submitted to the Committee for both the company as a whole and its principal operating units. Results are then ranked as “poor,” “fair,” “good,” “excellent” and “exceptional,” and a rating between 0% to 200%, respectively, of the target is assigned. In 2011, in addition to the annual incentive awards, the Committee made supplemental awards to named executive officers whose high priority objectives performance exceeded the top rating level (detailed beginning on page 40).

Compensation Discussion and Analysis continued

The chart that follows illustrates, the changes to annual incentive metrics made in 2011, which apply to all IPG Corporate named executive officers:

		2010	2011
Annual Incentive Performance Metrics	Chairman & CEO	All Other IPG Corporate NEO’s	All IPG Corporate NEO’s

Organic Revenue Growth (%)	–	–	20%
Operating Income After Incentives (OIAI)	50%	33%	–
OIAI Margin (%)	25%	33%	50%
High Priority Objectives (HPOs)	25%	33%	30%

For Mr. Brien, the weightings applied for funding annual incentives were adjusted on a one-time basis going into 2011, to account for the various changes being made across the management team at McCann Worldgroup in order to effect a transition at that unit. As such, 15% of annual incentives were based on McCann Worldgroup’s Organic Revenue Growth (OG) performance, 35% on McCann Worldgroup’s Operating Margin Percentage (OM) and 50% on ratings related to High-Priority Objectives (HPOs). In 2012 and moving forward, the methodology used for calculating Mr. Brien’s annual incentive will be aligned with that of the other named executive officers, although Mr. Brien’s financial performance will be assessed based on the financial performance of McCann Worldgroup.

2011 Financial Performance vs. Goals

Following on 2010 organic revenue performance that was among the strongest in our industry, the OG goal set for 2011 was 4.0%. The OM goal set for 2011 was 9.6%, which represented a 120 basis point improvement from the previous year and the most significant margin expansion among our Direct Peer Group. Actual Corporate financial performance for

2011 on Organic Revenue Percentage Growth and OIAI Margin Percentage versus these goals was as follows:

Financial Goals	2011 Goal	2011 Actual

Organic Revenue Growth (%)	4.0%	6.1%
OIAI Margin (%)	9.6%	9.8%

For IPG Corporate Named Executive Officers, the financial performance portion of awards was based on a combined rating of 134.78% against the 2011 incentive targets listed above. To determine Mr. Brien’s bonus payment, the Organic Revenue Growth % and OIAI Margin % specific to McCann Worldgroup were evaluated. However, the Company does not publicly report on the specific financial objectives or achievements for any of its operating units (including McCann Worldgroup), as this is sensitive information that could be used to the detriment of our business by our competitors.

Compensation Discussion and Analysis continued

HPO Performance vs. Goals

For the corporate named executive officers other than Mr. Roth, each executive’s HPO rating was based on the Committee and CEO’s assessment of the executive officer’s achievement of the established key strategic objectives. Mr. Roth’s assessment rating was based on an assessment by the Governance Committee and the full Board of Directors of his achievement of the established key strategic objectives. There were no material adjustments made to actual financial performance in determining these ratings.

Mr. Roth

Mr. Roth received an HPO rating of 192% against the 2011 HPOs. This reflected his financial and strategic leadership that resulted in the company’s very strong operating performance. Key accomplishments included:

•

Led actions that improved the company’s already strong balance sheet and saw us restore the common stock dividend and initiate a share repurchase program, which resulted in upgrades from the credit rating agencies.

•	Continued optimization of the company’s full range of offerings to ensure that we are able to meet the evolving needs of clients, as evident in organic revenue growth at the top end of our peer group.

•

Took significant steps to upgrade the talent review process, further enhance creative leadership across the portfolio and ensure that all agencies are delivering against the company’s strategy of embedding digital capabilities at all agencies and within all marketing disciplines.

•

Effectively represented the company to all key stakeholders, including clients, current and prospective employees and investors. Mr. Roth also continued to promote best practices in corporate governance, disclosure and transparency.

•	Demonstrated strong personal engagement and commitment in the company’s full range of diversity and inclusion efforts, which continued to show progress in 2011.

Mr. Mergenthaler

Mr. Mergenthaler received an HPO rating of 200% against the 2011 HPOs. This reflected his financial leadership that resulted in the company’s significant improvement in profitability and in the company’s capital structure. Key accomplishments included:

•	Drove continued improvement in overall operating performance, finance systems and talent and many key operating metrics.

•

Played a lead role in the company’s outreach to the investor community, which included a record number of meetings with current and prospective shareholders, a successful Investor Day and a leading position relative to its peers as measured by analyst recommendations.

•	Similar involvement with all other principal financial stakeholders, which resulted in the company’s enhanced credit facility, strong return of capital programs and improved credit ratings.

•	Active involvement in diversity and inclusion activity, as Chairperson of the Corporate Diversity Council and an executive sponsor of employee resource groups.

In addition to the annual incentive award earned under the formula described above, the Committee approved a supplemental award of $60,940 in recognition of Mr. Mergenthaler’s level of performance against his HPOs.

Mr. Krakowsky

Mr. Krakowsky received an HPO rating of 200% against the 2011 incentive targets. This reflected his leadership role in strategic initiatives that resulted in a highly competitive portfolio of offerings and upgrades to the company’s talent initiatives and processes. Key accomplishments included:

Compensation Discussion and Analysis continued

•

Continued focus on the company’s professional capabilities, particularly in the area of digital marketing, so as to ensure that we are able to effectively meet the evolving needs of clients and grow our business.

•

Structural changes to the company’s HR function to increase functional integration and improve collaboration with operating unit leadership, including enhancements that have led to a Talent Review process that is more robust and more closely linked to operating strategy.

•	High level of engagement with key business leaders across the organization resulting in a greater focus on their key strategic and talent management issues.

•

Active involvement in diversity and inclusion activity, engaging with operating unit leadership on all D&I programs, as a member of the Corporate Diversity Council and as an executive sponsor of employee resource groups.

In addition to the annual incentive award earned under the formula described above, the Committee approved a supplemental award of $13,029 in recognition of Mr. Krakowsky’s level of performance against his HPOs.

Mr. Carroll

Mr. Carroll received an HPO rating of 139% against the 2011 HPOs in recognition of his leadership and success in his areas of the Finance function. Key accomplishments included:

•

Drove continued improvements to the Company’s control systems through the use of technology and online tools and strengthened compliance through the use of clear guidelines and training sessions, all of which led to consistently shorter and more accurate quarterly and annual closing processes.

•	Continued implementation of multi-year finance optimization plan which includes broadening the reach of shared services initiatives, international process standardization and further consolidation of key accounting functions.

•	Drove margin improvement as a result of the progress made against the initiatives outlined above.

Mr. Brien

Mr. Brien received an HPO rating of 150% against the 2011 HPOs. This reflected his leadership role and efforts to effect a transition at McCann Worldgroup. Key accomplishments included:

•	Significant progress in assessing top talent across the organization and resulting moves to upgrade capabilities and geographic leadership as appropriate.

•	Established a structure to bring a broad range of talent and resources to clients, including cross-functional, global teams, and tapped senior regional leadership to lead this effort.

•	High degree of focus on quality of the agency’s creative product and differentiated strategic insights, which led to the implementation of programs to drive progress in both of these vital areas.

•

Active involvement in diversity and inclusion activity, which led to improvements in the company’s outreach to key D&I constituents and increased involvement on the part of McCann personnel in IPG D&I activities.

Compensation Discussion and Analysis continued

2011 Annual Incentive Payouts

As is its regular practice, for the named executive officers other than Mr. Brien, the Committee considered Interpublic’s financial performance and each individual’s achievement of individual HPOs when determining annual incentive payments. For Mr. Brien, the Committee considered the financial performance of McCann Worldwide and his achievement of individual HPOs. For the fiscal year ended December 31, 2011, the named executive officers received the following annual incentive and supplemental awards, which were paid in March 2012:

Name	2011 Payouts ($)

Michael I. Roth	3,400,000
Frank Mergenthaler	1,450,000
Philippe Krakowsky	1,150,000
Christopher Carroll	440,000
Nicolas Brien	1,250,000

LONG-TERM INCENTIVES

A Key Change in 2011

In 2011, we modified our long-term incentives to better align with prevalent practices among our core advertising peers and new emerging media companies with whom we compete for talent. This meant adopting an approach that focuses plan eligibility on those individuals who can make the most significant impact on corporate and business group performance, as well as creating a stronger link between financial results and the payouts of our long-term incentives.

Purpose

Long-term incentive awards are designed to retain and attract top talent, and align executive and shareholder interests by focusing recipients on the long-term performance of Interpublic and its principal operating units. Like our annual incentives, our long-term incentives encourage senior leaders to focus on delivering on our key financial metrics, but do not encourage or allow for excessive and unnecessary risk-taking in achieving this aim. The long-term plan also ensures that executives have compensation that is at risk for longer periods of time and is subject to forfeiture in the event they terminate their employment.

2011 Long-term Incentive Awards

In 2011, annual long-term incentive awards were made on the final trading day of February. This allowed for synchronized communication of annual and long-term incentives with each executive, which enforces the concept of total compensation.

At its February meeting, the Committee determined the long-term incentive target awards under

Compensation Discussion and Analysis continued

the Performance Incentive Plan (“PIP”), defined as a dollar expected value, for the CEO and, after considering recommendations from the CEO, approved the long-term incentive targets for the other named executive officers.

The determination of the annual long-term incentive award is assessed as part the total compensation review for senior executives and, as in the case of setting salaries, takes into consideration the independent consultant’s competitive review and other factors such as each executive’s total compensation, pay history, absolute and relative performance, and expected future performance.

For the named executive officers, long-term incentive targets are the subject of individual employment agreements (described in greater detail beginning under the heading “Employment Agreements” on page 73, which allow Interpublic to increase, but not decrease, long-term incentive targets.

The 2011 awards to our named executive officers eliminated the use of time-based awards and consisted of the following:

		2010		2011
Long-term Incentive Vehicles	Chairman & CEO	All Other IPG Corporate NEO’s	Chairman & CEO	All Other IPG Corporate NEO’s

Stock Options	1/3 of target value	–	1/3 of target value	–
Performance Cash	1/3 of target value	2/3 of target value	1/3 of target value	2/3 of target value
Performance Shares	–	–	1/3 of target value	1/3 of target value
Restricted Shares	1/3 of target value	1/3 of target value	No Time-based Awards

Compensation Discussion and Analysis continued

2011 Target Long-term Incentive Opportunities

Total long-term incentive expected dollar value guidelines are set for each of the named executive officers. For 2011, the Committee set the following long-term incentive expected dollar value guidelines:

Name	2011 Long-term Incentive (Total expected value) ($)	Stock Options Expected Value ($)	Performance Shares at Target Value ($)	Performance Cash at Target Value ($)

Michael I. Roth	7,000,000	2,333,333	2,333,333	2,333,334
Frank Mergenthaler	2,000,000	0	666,667	1,333,333
Philippe Krakowsky	1,350,000	0	450,000	900,000
Chris Carroll	450,000	0	150,000	300,000
Nicolas Brien	2,000,000	0	666,667	1,333,333

Compensation Discussion and Analysis continued

Each of the long-term incentive vehicles that we employ in the long-term plan is designed with unique characteristics that, when viewed in total, balance the need to incentivize executive performance and promote the retention of the executives, as well as to provide them with clarity as to how and when the awards can be earned.

	Stock Options	Performance Cash	Performance Shares

Purpose	Recognizing that the CEO has the greatest ability to drive company performance, reward for stock price appreciation over the long-term	Reward achievement of long-term financial objectives; manage share utilization; retention of talent	Reward achievement of long-term financial objectives; link executives to share price; retention of talent
Performance Period	Up to 10 years to exercise	Two-year performance period with an additional year’s vesting	Two-year performance period with an additional year’s vesting
Value Creators	Appreciation in Company’s stock price	Combined two-year Organic Revenue Growth and Operating Margin	Combined two-year Organic Revenue Growth and Operating Margin coupled with increase in Company’s stock price
Payout Range	Minimum value of $0; no maximum value	0% to 300% of cash target*	0% to 300% of the target number of shares*
Payout Methods	Cash and/or shares, at the discretion of the participant	50% cash, 50% shares	100% shares
Retention Value	Must remain for two years for 33% of options to vest; three years for 66% vesting; four years for 100% vesting	Must remain for the full two-year performance cycle, plus a subsequent additional vesting year in order to receive a payment	Must remain for the full two-year performance cycle, plus a subsequent additional vesting year in order to receive a payment

*

The potential for a payout of 300% is a new feature of the plan. It should be noted that achieving a payout greater than 200% involves exceeding financial targets that the Committee deemed exceptionally difficult to achieve.

Compensation Discussion and Analysis continued

Stock Options

Vesting

The stock options granted to Mr. Roth in 2011 have a ten-year term and vest 33%, 33% and 34% on the second, third and fourth anniversaries, respectively, of the date of grant. The company believes that these vesting provisions promote a long-term focus and provide a strong retention incentive. This grant is shown in the Grants of Plan-Based Awards Table on page 62.

Valuation

The number of stock options granted to Mr. Roth in 2011 was determined by dividing the expected value by the estimated expected per share value. The estimated expected value of the award was developed with Meridian Compensation Partner’s assistance, and also with the assistance of a third party vendor that provides the company with stock option values for FASB ASC Topic 718 reporting purposes. In all cases, the expected value and stock option exercise prices are calculated using the average of the company’s high and low stock price on the grant date.

Long-term Performance Plans

Performance Period and Vesting

The 2011 Performance Share and Performance Cash awards are subject to evaluation of financial performance over a two-year performance period, with vesting occurring on the third anniversary of the grant date. In 2011, performance share and cash awards were granted for the performance period January 1, 2011 through December 31, 2012, and subsequent vesting period of January 1, 2013 to February 28, 2014.

Target Performance Share Determination

The number of performance shares granted to the named executive officers in 2011 was determined by dividing the expected value (illustrated above and on page 44) by the average of the company’s high and low stock price on the grant date ($12.935).

Name	Performance Shares at Target Value ($)	# of Target Performance Shares

Michael I. Roth	2,333,333	180,389
Frank Mergenthaler	666,667	51,539
Philippe Krakowsky	450,000	34,789
Chris Carroll	150,000	11,596
Nicolas Brien	666,667	51,539

Performance Metrics

Performance Shares and Performance Cash Awards are both measured on the same performance objectives over the two-year performance period. For the named executive officers other than Mr. Brien, 30% of the target award value was tied to Interpublic’s cumulative organic revenue growth (OG) and 70% was tied to operating income before incentives (OIBI) margin targets. Performance Shares and Performance Cash Awards granted to Mr. Brien were tied to the same metrics, though performance is measured exclusively based on results of McCann Worldgroup.

Two–year cumulative financial objectives are set at the start of each performance period. The Company does not disclose the multiple-year performance goals for its long-term performance plans at any time during the performance cycle, as this data is not publicly disclosed and would provide insights to competitors that could harm our business. When they were established at its March 2011 meeting, the Committee considered the performance targets for the 2011-12 performance cycle difficult to attain, while appropriate for the current economic environment.

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would receive at the end of the performance period and subsequent vesting period

Compensation Discussion and Analysis continued

depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period. Based on year-over-year comparisons, management and the Committee deem these financial performance targets as relatively difficult to achieve or predict.

The final value of the awards may vary from 0% to 300% of the target amount, based on Interpublic, or in the case of Mr. Brien, McCann Worldgroup’s multi-year performance against financial objectives. It should be noted that achieving a payout greater than 200% involves exceeding financial targets that the Committee deems to be exceptionally difficult to achieve.

2009-2011 Performance Plan Payouts

The performance cycle of the 2009-2011 performance plan began on January 1, 2009 and ended on December 31, 2011. The final value of the award is determined by the average of the performance ratings achieved during each of the three years. In 2009, neither the organic growth target of (6.0%) or OM target of 7.7% were achieved, with reported results producing organic growth of (10.8%) and an OM of 5.7% for 2009. In 2010, the organic growth target of 1.1% and OM target of 8.3% were both exceeded, with reported results producing organic growth of 7.0% and an OM of 8.4% for 2010. In 2011, the organic growth target of 4.0% and the OM target of 9.6% were both exceeded, with reported results producing organic growth of 6.1% and an OM of 9.8%. Based on this cumulative performance, Mr. Roth, Mr. Mergenthaler, Mr. Krakowsky and Mr. Carroll each earned a performance rating of 102.9% of target.

For Mr. Brien, the performance rating earned was 126.0% of target, which was tied to Mediabrands’ organic revenue growth and operating margin performance for the 2009-2010 period and to McCann Worldgroup’s performance against the same metrics for 2011.

The resulting cash payments earned and paid in March 2012 were as follows:

Name	2009-2011 Performance Cash Target ($)	% of Target Achieved	2009-2011 Performance Cash Payment Earned ($)

Michael I. Roth	1,989,903	102.93%	2,048,207
Frank Mergenthaler	666,666	102.93%	686,199
Philippe Krakowsky	500,000	102.93%	514,650
Christopher Carroll	266,666	102.93%	274,479
Nicolas Brien	666,666	126.02%	840,132

Compensation Discussion and Analysis continued

RETIREMENT BENEFITS

Purpose

The company views retirement benefits as a key component of our executive compensation program because they encourage and reward long-term service. Therefore, we offer our named executive officers and other employees a comprehensive benefits program that provides the opportunity to accumulate retirement income.

Program Descriptions

Our retirement programs include the Company’s qualified 401(k) savings plan, the Capital Accumulation Plan (“CAP”), and the Senior Executive Retirement Income Plan (“SERIP”).

The company’s 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the named executive officers, are able to contribute compensation on a before-tax basis, subject to dollar limits prescribed by federal tax laws. For employees with less than 10 years of service, the company matches 50% of the first 6% of compensation contributed. For employees with 10 or more years of service, the company matches 75% of the first 6% of compensation that is contributed. The company’s 401(k) savings plan also allows after-tax contributions up to limits prescribed by federal tax laws. The match applies to the total amount contributed on both a before- and after-tax basis.

From time to time, the company may provide an additional performance-based matching contribution to the 401(k) plan based on the Committee’s assessment of the company’s annual performance, including the company’s operating margin for its consolidated U.S. businesses relative to pre-set targets. The objective of this feature is to induce greater participation in the 401(k) savings plan and to allow all U.S. employees to benefit from the company’s strong performance. For 2011, the Committee approved an additional matching contribution equal to 10.2% of participant matched contributions.

The CAP provides participants with an annual dollar credit to an interest-bearing account. Under the terms of the CAP, interest is credited on December 31st of each year at an interest rate equal to the closing 10-year U.S. Treasury yield on the last business day of the immediately preceding calendar year. For a more detailed description of the CAP, see “Nonqualified Deferred Compensation Arrangements—The Interpublic Capital Accumulation Plan” on page 71. Messrs. Roth, Mergenthaler, Krakowsky and Carroll participate in CAP at the levels described on page 71. The SERIP provides a defined annual annuity to selected executives for a 15-year period following retirement upon satisfying specific vesting provisions. Participation is limited to a select group of very senior executives and requires Committee approval. Messrs. Roth and Brien are the only named executive officers, who participate in the SERIP, and Mr. Roth no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the SERIP, see “Pension Arrangements—The Interpublic Senior Executive Retirement Income Plan” on page 69.

Benefits Review and Decision Process

As part of its competitive pay review, the independent consultant periodically provides the Committee with a comparison of Interpublic’s benefits programs with those of a sample of competing companies; this analysis was performed in 2011. This benefits program review is conducted in the context of total compensation, and the review considers compensation and benefits in total.

Decisions regarding new or enhanced participation in these programs, other than 401(k), are made after considering the total compensation as one component to a total pay discussion. For a number of the named executive officers, retirement and other benefits are the subject of individual employment agreements (which are described in greater detail beginning on page 73, under the heading “Employment Agreements” and which give Interpublic the ability to increase, but not decrease, the specific benefit).

Compensation Discussion and Analysis continued

On a case-by-case basis, the Committee, and the Management Human Resources Committee (MHRC) – consisting of Interpublic’s CEO, CFO, General Counsel and Chief Strategy and Talent Officer – to which the Committee delegates certain responsibilities, consider the appropriateness of CAP and SERIP participation and benefits although all such decisions for named executive officers are made solely by the Compensation Committee. In making recommendations to the Committee or MHRC, the company considers an individual’s role, level in the organization, total compensation level, performance, length of service, and other factors. When making determinations to award additional CAP and SERIP awards, the company also considers an individual’s current retirement positioning, including all forms of accrued qualified and non-qualified retirement benefits previously awarded or earned and the value of the individual’s Company match in the 401(k) savings plan or if not a participant for any year it assumes the executive contributed the maximum amount permitted to the plan.

Severance and Change of Control Benefits

In order to provide market-competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals in the event of potential takeovers that would create uncertainty as to their future employment, the company offers severance and change of control benefits upon the occurrence of several specified events.

The named executive officers may receive severance benefits from the company under the terms of their employment agreements (described in greater detail beginning on page 73 under the heading “Employment Agreements”), the company’s Executive Severance Plan and/or their change of control agreements, depending on the circumstances of a potential termination. Under the PIP, named executive officers receive accelerated vesting and payouts at target of their annual and long-term incentives upon a Change of Control, as defined on page 79 (severance benefits under these and other applicable plans or agreements are described in greater detail beginning under the heading “Employment Agreements” on page 73.

Under our change in control agreements, individuals are eligible for enhanced severance benefits, contingent on a Change of Control being followed by a Qualifying Termination.

Compensation Discussion and Analysis continued

Share Ownership Guidelines

We have adopted share ownership guidelines for non-employee directors, named executive officers and other senior executives. The purpose of these guidelines is to:

•	More closely align the financial interests of executives and non-employee directors with the company’s shareholders.

•	Communicate the commitment and personal investment of executives and directors in the company.

The share ownership guidelines are expressed as multiples of base salary. The multiple for the CEO is five times base salary and for the other named executive officers is two times base salary. Executives in the program have five years from 2007 (or from the date at which he or she joins the company or is promoted into a position in which the guidelines apply) to reach the established guideline level, which is measured by combining actual company stock owned, unvested restricted shares and any shares owned through the company stock purchase plan or through personal transactions.

The Committee regularly reviews the levels of stock ownership against the stock ownership guidelines of named executive officers and other senior executives. As of December 31, 2011, all named executive officers had met or exceeded these guidelines in advance of their respective ownership deadlines.

Hedging Practices

The company does not allow any directors, executive officers and other senior executives of the company to hedge the economic risk of their ownership of Interpublic securities, which includes entering into any derivative transaction on Interpublic Common Stock (e.g. any short-sale, forward, option, collar, etc.).

Compensation Discussion and Analysis continued

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) prohibits the company from taking a tax deduction for compensation paid in excess of $1,000,000 to a named executive officer (other than the principal financial officer). However, performance-based compensation, as defined in the tax law, is fully deductible if the plan under which the compensation is paid has been approved by shareholders and meets other requirements. The company’s policy is to qualify the compensation paid under its incentive compensation programs as tax deductible to the extent feasible and consistent with its overall compensation objectives.

As part of its responsibility, the Committee reviews and considers the deductibility of executive compensation. The company believes that compensation paid in 2011 under its executive incentive plans is deductible for federal income tax purposes, except as indicated below. In certain situations, the Committee may approve compensation that is not deductible in order to ensure competitive levels of total compensation for its named executive officers. In this regard, for 2011, with respect to each named executive officer who is covered by Section 162(m) of the Code, to the extent that the sum of the executive’s base salary, the fair market value of restricted stock awards that vested during the year and the additional bonus awards exceeded $1,000,000, the excess was not deductible for federal income tax purposes.

The company has guidelines for reviewing the impact of the accounting and tax treatment of various forms of compensation covered by the PIP. The guidelines identify specific responsibilities and actions required by the Human Resources, Accounting and Tax departments for all group and individual actions. These guidelines are designed to ensure that accounting and tax treatment of the awards granted under the plan are properly addressed.

Nonqualified Deferred Compensation

Effective since January 1, 2005, most of the company’s deferred compensation and nonqualified retirement benefit arrangements, including most of the company’s severance arrangements, have been subject to new tax rules under Section 409A of the Code. The company has made significant efforts to ensure that affected arrangements comply with the new requirements.

Accounting for Stock-based Compensation

Beginning on January 1, 2006, the company began accounting for stock-based payments including its grants of stock options, restricted shares and performance shares in accordance with the requirements of SFAS 123(R).

Compensation Risk

The Company regularly reviews its compensation policies and practices, including any risks that may be inherent in the design of the Company’s compensation plans. In early 2012, the Company reviewed its 2011 risk assessment process and the resulting analysis with the Committee, which concluded that the compensation plans reflect the appropriate compensation goals and philosophy and any risk arising from the Company’s compensation policies and practices was not deemed likely to have a material adverse impact on the Company’s performance or financial results.

Compensation Discussion and Analysis continued

COMPENSATION RECOVERY IN THE EVENT OF A FINANCIAL RESTATEMENT

The company has adopted a policy under which, in the event of a significant restatement of financial results due to fraud or misconduct, it will review payments made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period. If such bonuses would have been lower had they been calculated based on such restated results, the Board of Directors will, to the full extent permitted by governing law, seek to recoup for the benefit of the company all such bonuses to senior executives whose fraud or misconduct, as determined by the Board of Directors, resulted in such restatement. For purposes of this policy, the term “senior executives” means “executive officers” as defined under the Securities Exchange Act of 1934, as amended, and the term “bonuses” means awards under The Interpublic Group of Companies, Inc. 2004 Performance Incentive Plan or any equivalent incentive plan which supersedes such plan.

Compensation Discussion and Analysis continued

COMPENSATION AND LEADERSHIP TALENT COMMITTEE REPORT

Among its duties, the Compensation and Leadership Talent Committee is responsible for reviewing and discussing with the company’s management the Compensation Disclosure and Analysis included in this Proxy Statement for the 2012 Annual Meeting (the “CDA”). Based on such a review and discussion, the Committee has recommended to the Board of Directors that the CDA be included in this Proxy Statement and incorporated by reference in the company’s Form 10-K for the year ended December 31, 2011.

Jill M. Considine, Chair

Reginald K. Brack

Jocelyn Carter-Miller

H. John Greeniaus

William T. Kerr

Executive Compensation

The following table sets forth information concerning the compensation paid by Interpublic and its subsidiaries to (i) Mr. Roth, who served as the Interpublic’s principal executive officer during 2011, (ii) Mr. Mergenthaler, who served as the principal financial officer in 2011 and (iii) each of the three most highly compensated executive officers of Interpublic, other than the principal executive officer and the principal financial officer (as determined based on total compensation in 2011, excluding the amount, if any, shown in the column headed “Change in Pension Values and Nonqualified Deferred Compensation Earnings”), who were serving as executive officers on December 31, 2011 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the years indicated. For purposes of this Proxy Statement, the executive officers of Interpublic include the Chief Executive Officer of McCann Worldgroup, a significant operating unit of Interpublic. The employment agreements for the named executive officers are summarized beginning on page 73 under the heading “Employment Agreements.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (4)	Stock Awards ($) (5)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($) (7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (8)	All Other Compensations ($) (9)	Total ($)

Michael I. Roth	2011	1,400,000	0	3,379,974	2,333,331	5,448,207	19,595	402,835	12,983,942
Chairman of the Board and Chief Executive Officer	2010	1,400,000	0	3,333,328	1,666,665	3,400,000	47,719	399,939	10,247,651
	2009	1,400,000	0	1,666,665	1,343,430	1,500,000	74,211	401,766	6,386,072

Frank Mergenthaler	2011	900,000	60,940	1,299,032	0	2,075,259	0	212,269	4,547,500
Executive Vice President and Chief Financial Officer	2010	900,000	53,400	1,349,994	0	1,446,600	0	208,787	3,958,781
	2009	900,000	166,700	333,332	0	783,300	0	237,616	2,420,948

Philippe Krakowsky (1)	2011	736,667	13,029	876,848	0	1,651,621	183,236	92,713	3,554,114
Executive Vice President Chief Strategy and Talent Officer	2010	670,000	23,087	1,049,993	0	1,076,913	67,066	88,580	2,975,639
	2009	670,000	116,877	249,998	0	583,123	152,869	90,116	1,862,983

Christopher Carroll (2)	2011	538,781	0	292,279	0	714,479	0	62,269	1,607,808
Senior Vice President Controller and Chief Accounting Officer

Nicolas Brien (3)	2011	1,200,000	0	1,299,032	0	2,090,132	75,491	128,010	4,792,665
Chairman and CEO of McCann Worldgroup	2010	1,155,521	182,876	1,999,988	0	1,317,124	28,266	184,941	4,868,716

Executive Compensation continued

(1)

Includes in 2009 annual salary in the amount of $50,000, and in 2010 annual salary in the amount of $4,167, that Mr. Krakowsky elected to forgo in consideration for the receipt of an Executive Special Benefit Agreement, which is more fully described in this Proxy Statement under the heading “Executive Special Benefit Agreements” on page 69.

(2)	Christopher Carroll became a named executive officer in 2011. The table includes his compensation for the entire year.

(3)	Nicolas Brien became a named executive officer effective April 1, 2010. The table includes his compensation for 2010 and 2011.

(4)

Consists of supplemental bonus awards, which for 2011 are more fully described under the heading “Compensation Discussion and Analysis – 2011 Executive Compensation Program Elements — Annual Incentives.”

(5)

The amounts shown for each year is the aggregate grant date fair value of stock awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in Interpublic’s Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”).

Executive Compensation continued

For 2011, the amounts shown in the table include the grant date fair value of each executive’s (i) performance-based share award and (ii) the portion (fifty percent) of the performance cash award that is to be settled in shares of Common Stock, in each case computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The balance of each executive’s performance cash award, which will be settled in cash, is shown in the Grants of Plan Based Awards Table in the column titled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.” The grant date fair values of the performance-based share awards and the performance cash awards shown in the table was calculated assuming a “target” level of performance achievement. The following tables show that grant date fair values of (i) performance-based share awards and (ii) the portion of performance cash awards to be settled in shares of Common Stock, in each case assuming achievement of the “target” performance level and “maximum” performance level:

2011-2013 Performance-Based Share Awards
Name	Target ($)	Maximum ($)

Mr. Roth	2,213,307	6,639,921
Mr. Mergenthaler	632,365	1,897,095
Mr. Krakowsky	426,848	1,280,544
Mr. Carroll	142,279	426,837
Mr. Brien	632,365	1,897,095

2011-2013 Performance Cash Awards (Common Stock Settlement Portion)
Name	Target ($)	Maximum ($)

Mr. Roth	1,166,667	3,500,000
Mr. Mergenthaler	666,667	2,000,000
Mr. Krakowsky	450,000	1,350,000
Mr. Carroll	150,000	450,000
Mr. Brien	666,667	2,000,000

Executive Compensation continued

For 2010, the amounts shown in the table include the grant date fair value of each executive’s (i) time-based restricted stock and (ii) performance cash awards, which is to be settled in shares of Common Stock, in each case computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair values of the performance cash awards shown in the table was calculated assuming a “target” level of performance achievement. The following table shows that grant date fair values of the performance cash awards assuming achievement of the “target” performance level and “maximum” performance level:

2010-2012 Performance Cash Awards
Name	Target ($)	Maximum ($)

Mr. Roth	1,666,667	3,333,334
Mr. Mergenthaler	1,016,667	2,033,334
Mr. Krakowsky	800,000	1,600,000
Mr. Brien	1,333,334	2,666,668

For 2009 the only stock awards granted to the named executive officers were time-based restricted stock, which were subject to forfeiture had the executive’s employment with Interpublic terminated prior to vesting on March 31, 2012. In lieu of performance-based stock awards, the named executive officers were awarded performance cash awards which were settled in cash and paid on March 31, 2012. The performance cash awards are included under the Non-Equity Incentive Plan Compensation column of the table for 2011.

(6)

The amounts shown for each year is the aggregate grant date fair value of option awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in the 2011 Form 10-K.

Executive Compensation continued

(7)

The amounts shown for 2011 for each named executive officer are the payments made to each executive for both the (i) annual non-equity compensation award and (ii) the 2009-2011 performance cash award in the following respective amounts:

Non-Equity Incentive Plan Compensation

Name	Annual Incentive Award ($)	2009-2011 Performance Cash Award ($)
Mr. Roth	3,400,000	2,048,207
Mr. Mergenthaler	1,389,060	686,199
Mr. Krakowsky	1,136,971	514,650
Mr. Carroll	440,000	274,479
Mr. Brien	1,250,000	840,132

(8)

The amounts in this column for Messrs. Roth and Brien reflect the change in the value of the benefits each is entitled to receive under the Senior Executive Retirement Income Plan, which is described in greater detail on page 69 under the heading “Pension Arrangements-Senior Executive Retirement Income Plan.” Neither Mr. Roth nor Mr. Brien has an Executive Special Benefit Agreement.

The amounts in this column for Mr. Krakowsky reflect the change in the value of the benefits he is entitled to receive under his Executive Special Benefit Agreement, which is described in greater detail on page 69, under the heading “Pension Arrangements — Executive Special Benefit Agreements.”

Messrs. Mergenthaler and Carroll do not participate in a pension plan nor do they have an Executive Special Benefit Agreement.

While each of the named executive officers participate in deferred compensation arrangements, as described in greater detail beginning on page 71, under the heading “Nonqualified Deferred Compensation Arrangements,” none received “above-market” or “preferential” earnings on deferred compensation as defined by SEC rules.

Executive Compensation continued

(9)	The table below shows the components of the amounts shown in this column for 2011.

Name	Matching Contributions Under the Interpublic Savings Plan ($)	Premiums Paid by Interpublic on Group Life Insurance ($)	Annual Dollar Credits under the Capital Accumulation Plan ($) (a)	Perquisites and Other Personal Benefits ($) (b)	Total all Other Compensation ($)

Mr. Roth	8,526	261	350,000	44,048	402,835
Mr. Mergenthaler	8,526	261	200,000	3,482	212,269
Mr. Krakowsky	8,526	261	50,000	33,926	92,713
Mr. Carroll	8,526	261	50,000	3,482	62,269
Mr. Brien	8,526	261	100,000	19,223	128,010

(a)	The Capital Accumulation Plan is described below under the heading “Nonqualified Deferred Compensation Arrangements — The Interpublic Capital Accumulation Plan.”

(b)	The “2011 Perquisites and Other Personal Benefits” table below lists the type and amount of each perquisite received by the named executive officers in 2011.

Executive Compensation continued

2011 Perquisites and Other Personal Benefits

The following table describes the amount of each perquisite and other personal benefit received by each of the named executive officers in 2011.

Name	Executive Medical and Dental Plan Coverage ($)(a)	Company Car and Driver ($)(b)	Charitable Matching Program ($)

Mr. Roth	24,048	0	20,000
Mr. Mergenthaler	3,482	0	0
Mr. Krakowsky	33,926	0	0
Mr. Carroll	3,482	0	0
Mr. Brien	3,482	15,741	0

(a)	Executive Medical Plan has been discontinued for all employees effective January 1, 2012.

(b)	Personal use of a car and driver.

Executive Compensation continued

Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awa- rds: Num- ber of Shares of Stock or Units (#)	All Other Option Awards: Number of Securi- ties Underl- ying Options (#)	Excer- cise or Base Price of Option Awards ($/Shr)	Closing Price of Stock on Date Option Awards ($/Shr)	Grant Date Fair Value of Stock and Option Awards ($)
				Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold ($/#)	Target ($/#)	Maximum ($/#)		(4)	(5)		(6)

Mr. Roth	3/31/2011	3/23/2011		0	2,240,000	4,480,000
	2/28/2011	2/23/2011	(2)	0	1,166,667	3,500,000	0	$1,166,667	$3,500,000
	2/28/2011	2/23/2011	(3)				0	180,389	541,167
	2/28/2011	2/23/2011									492,866	12.9350	12.8800	2,333,331
Mr. Mergenthaler	3/31/2011	3/23/2011		0	900,000	1,800,000
	2/28/2011	2/23/2011	(2)	0	666,667	2,000,000	0	$666,667	$2,000,000
	2/28/2011	2/23/2011	(3)				0	51,539	154,617
Mr. Krakowsky	3/31/2011	3/23/2011		0	736,667	1,473,334
	2/28/2011	2/23/2011	(2)	0	450,000	1,350,000	0	$450,000	$1,350,000
	2/28/2011	2/23/2011	(3)				0	34,789	104,367
Mr. Carroll	3/31/2011	3/23/2011		0	323,269	646,538
	2/28/2011	2/23/2011	(2)	0	150,000	450,000	0	$150,000	$450,000
	2/28/2011	2/23/2011	(3)				0	11,596	34,788
Mr. Brien	3/31/2011	3/23/2011		0	1,200,000	2,400,000
	2/28/2011	2/23/2011	(2)	0	666,667	2,000,000	0	$666,667	$2,000,000
	2/28/2011	2/23/2011	(3)				0	51,539	154,617

(1)

Reflects the potential payout in cash that the executive was entitled to earn for calendar year 2011 pursuant to an annual incentive award made in 2011 under the 2009 PIP as described in greater detail on page 37, under the heading “Compensation Discussion and Analysis — 2011 Executive Compensation Program Elements — Annual Incentives.” The actual amounts paid are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Reflects potential payout that the executive is entitled to earn pursuant to a long-term performance cash award made in 2011 under the 2009 PIP. As described in greater detail on page 36, under the heading “Compensation Discussion and Analysis — 2011 Executive Compensation Program Elements — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 300% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award. The performance cash award will be settled 50% in cash and 50% in shares of Common Stock, with the number of shares to be determined by dividing the dollar amount of the vested share portion by the market price of the Common Stock on the vesting date. The portion of the award that would be settled in cash is shown in the Estimated Future Payout Under Non-Equity Incentive Plan column and the portion of the award that would be settled in shares is shown as a dollar amount in the Estimated Future Payout Under Equity Incentive Plan column.

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(3)

Reflects potential payout in shares of Common Stock that the executive is entitled to earn pursuant to a performance share award made in 2011 under the 2009 PIP. As described in greater detail on page 37, under the heading “Compensation Discussion and Analysis – 2011 Executive Compensation Program Elements — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 300% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(4)

The shares shown in this column represent shares of Common Stock issuable upon the exercise of stock options. Each of the stock options has a ten-year term and vest 33%, 33% and 34% on the first, second and third anniversary date of the award.

(5)

The exercise price of each stock option is equal to 100% of the “fair market value” of the Common Stock, which, as established by the Compensation Committee, is the average of the high and low sales prices of the Common Stock on the grant date as reported by the NYSE.

(6)

The grant date fair value shown in the table is computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in the 2011 Form 10-K.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexcercised Options Excercisable (#)	Number of Securities Underlying Unexcercised Options Unexcer- cisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexcer- cised Unearned Options	Option Excer- cise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (8)

Mr. Roth		492,866		12.9350	2/28/2021	599,814	5,836,190	541,167	(5)	5,265,554
		431,594		8.4500	3/31/2020			359,712	(6)	3,500,000
	165,000	335,000		4.1400	3/31/2019			342,583	(7)	3,333,334
	330,000	170,000		9.9125	5/30/2018
	500,000			11.7000	5/31/2017
	500,000			8.6550	6/15/2016
	50,000			12.1650	8/04/2015
	450,000			13.6450	2/14/2015
	161,974			12.9650	7/16/2014
	2,000			13.9500	6/13/2013
	2,000			30.6550	6/07/2012
Mr. Mergenthaler	56,086	28,895		9.9125	5/30/2018	119,962	1,167,230	154,617	(5)	1,504,423
	102,188			11.7000	5/31/2017			205,549	(6)	2,000,000
	115,540			8.6550	6/15/2016			208,975	(7)	2,033,334
	201,775			12.3900	8/01/2015
Mr. Krakowsky	39,260	20,227		9.9125	5/30/2018	89,971	875,418	104,367	(5)	1,015,490
	51,094			11.7000	5/31/2017			138,746	(6)	1,350,000
	57,770			8.6550	6/15/2016			164,439	(7)	1,600,000
	32,935			12.1450	8/03/2015
	21,337			14.0600	5/18/2014
	18,000			9.6400	3/26/2013
	25,000			28.1250	2/25/2012
Mr. Carroll		75,000		4.1400	3/31/2019	98,426	957,685	34,788	(5)	338,487
	22,434	11,558		9.9125	5/30/2018			46,248	(6)	450,000
	40,875			11.7000	5/31/2017			75,368	(7)	733,334
	40,439			8.6550	6/15/2016
Mr. Brien	42,064	21,672		9.9125	5/30/2018	159,409	1,551,050	154,617	(5)	1,504,423
	51,094			11.7000	5/31/2017			205,549	(6)	2,000,000
	40,439			8.6550	6/15/2016			274,066	(7)	2,666,668
	31,789			11.0100	10/17/2015

Executive Compensation continued

(1)

All of the stock options have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock, which, as established by the Compensation Committee, is the average of the high and low sales prices of the Common Stock on the date of grant as reported by the NYSE.

(2)	The vesting schedule for the unexercisable stock options shown is as follows:

Name	02/28/12	03/31/12	05/30/12	02/28/13	03/31/13	02/28/14	03/31/14

Mr. Roth	162,645	307,426	170,000	162,645	312,426	167,576	146,742
Mr. Mergenthaler			28,895
Mr. Krakowsky			20,227
Mr. Carroll			11,558		75,000
Mr. Brien			21,672

(3)

This column shows the aggregate number of unvested shares of restricted stock held. All such awards vest on the third anniversary of the grant date. All of the shares of restricted stock, and all dividends paid on the restricted stock, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date. The vesting schedule for the shares of restricted stock shown is as follows:

Name	03/31/12	05/30/12	03/31/13

Mr. Roth	402,576		197,238
Mr. Mergenthaler	80,515		39,447
Mr. Krakowsky	60,386		29,585
Mr. Carroll	32,206	50,441	15,779
Mr. Brien	80,515		78,894

(4)

The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Number of Shares or Units of Stock That Have Not Vested” by (ii) the closing price of the Common Stock ($9.73), as reported by the NYSE on the last business day of 2011.

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(5)

Represents the “maximum” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2011. Final payouts under this performance share award will not be known until the two-year performance period ends on December 31, 2012.

(6)

Represents the “maximum” number of shares of Common Stock that the named executive officer would receive under a performance cash award granted in 2011 which will be settled in shares of Common Stock with the number of shares to be determined by dividing the dollar amount of the vested payout amount by the market price of the Common Stock on the vesting date. Final payouts under this performance cash award will not be known until the two-year performance period ends on December 31, 2012.

(7)

Represents the “maximum” number of shares of Common Stock that the named executive officer would receive under a performance cash award granted in 2010 which will be settled in shares of Common Stock with the number of shares to be determined by dividing the dollar amount of the vested payout amount by the market price of the Common Stock on the vesting date. Final payouts under this performance cash award will not be known until the three-year performance period ends on December 31, 2012.

(8)

The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested “ by (ii) the closing price of the Common Stock ($9.73), as reported by the NYSE, on the last business day of 2011.

OPTION EXERCISES AND STOCK VESTED

The following table provides information on the vesting of performance based share awards and restricted stock awards held by the named executive officers that occurred in 2011. The value realized upon the vesting of a restricted stock award is calculated by multiplying the number of shares vested by the average of the high and low price of the Common Stock, as reported by the NYSE, on the vesting date. No named executive officers exercised stock options in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Values Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Roth	–	–	362,526	4,317,685
Mr. Mergenthaler	–	–	172,012	1,826,770
Mr. Krakowsky	–	–	51,347	611,864
Mr. Carroll	–	–	29,356	349,630
Mr. Brien	–	–	78,115	930,350

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The following table provides additional information for each transaction with respect to the vesting of awards of (i) performance based shares and (ii) restricted stock for the named executive officers.

Name	Vesting Date	Market Price ($)	Number of Shares Acquired upon Vesting (#)	Value realized upon Vesting ($)

Mr. Roth	5/30/2011	11.910	362,526	4,317,685
Mr. Mergenthaler	5/30/2011 5/30/2011 10/31/2011	11.910 11.910 9.660	39,766 33,627 98,619	473,613 400,498 952,660
Mr. Krakowsky	5/30/2011 5/30/2011	11.910 11.910	27,835 23,539	331,515 280,349
Mr. Carroll	5/30/2011 5/30/2011	11.910 11.910	15,905 13,451	189,429 160,201
Mr. Brien	5/30/2011 5/30/2011	11.910 11.910	52,985 25,220	629,979 300,370

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PENSION ARRANGEMENTS

Executive Special Benefit Agreement

Mr. Krakowsky entered into an Executive Special Benefit Agreement (an “ESBA”) in 2002, which provides that if he retires, resigns or otherwise terminates employment with Interpublic after his 60th birthday, or his employment terminates due to death, Interpublic will pay him $245,000 per year for 15 years. If he retires, resigns or is terminated from employment with Interpublic on or after his 55th birthday, but prior to his 60th birthday, he will receive between $171,500 and $230,300 per year for 15 years, depending upon his age at the time of his termination. If his employment terminates (other than by reason of death) prior to his 55th birthday, he would receive $50,000 per year for eight years.

If Mr. Krakowsky has a Qualifying Termination (as defined under the heading “Severance and Change of Control Benefits — Estimated Current Value of Severance Benefits Upon Qualifying Termination” below), the amount of his annual ESBA benefit will be the amount that would have been payable if he had continued working for Interpublic through the end of his severance period.

If Mr. Krakowsky’s employment terminates within two years after a Change of Control (as defined under the heading “Severance and Change of Control Benefits” below) of Interpublic, his ESBA benefits would be paid in a lump sum, rather than installments. The amount of the lump sum would be the then-present value of the benefit described above, except that if Mr. Krakowsky’s termination is a Qualifying Termination and Mr. Krakowsky’s age as of December 31st of the year in which the Change of Control occurs is 58 or older, the lump sum would be based on the then-present value of $245,000 per year for 15 years.

If Mr. Krakowsky dies before all required payments are made to him under these ESBAs, Interpublic would make the remaining payments to his beneficiaries.

The Interpublic Senior Executive Retirement Income Plan

Interpublic provides retirement benefits to certain U.S.- based senior executives of Interpublic and its subsidiaries under the Senior Executive Retirement Income Plan (“SERIP”). In general, the SERIP provides monthly payments for 10 or 15 years beginning two years after the executive’s termination of employment (or, if later, when the executive reaches age 55). The amount of each participant’s benefit is determined at the discretion of Interpublic, with approval from the Compensation Committee, and is set forth in a Participation Agreement entered into with the executive when the executive’s participation in the SERIP is approved; the Participation Agreement may be amended from time to time, including to increase (but not to decrease) the amount of the SERIP benefit. In general, the SERIP provides that 30% of a participant’s benefit becomes vested after three years of participation in the SERIP, and the vested percentage increases by 10% at the end of each of the next seven years. However, the Compensation Committee or its designee may approve an alternative vesting schedule on a case-by-case basis. If an executive breaches a non-competition or non-solicitation agreement, the executive’s entire benefit will be forfeited (even if the benefit had already vested). If a participant has a Qualifying Termination, the SERIP generally provides for continued vesting through the end of the participant’s severance period.

If a participant’s employment terminates within two years after a Change of Control, the participant’s vested SERIP benefit will be accelerated and paid in a lump sum, rather than installments. The amount of the lump sum would be based on the then-present value of the future payments, to the extent vested. In general, the vested percentage would be determined as described above, except that if the termination is a Qualifying Termination:

•

For purposes of continued vesting during the severance period, the severance period for the named executive officers will be determined as if severance were paid in installments (rather than a lump sum); and

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•

If, as of December 31st of the year in which the Change of Control, (i) the participant’s age is 55 or older and (ii) the participant is within two years of full vesting, the participant’s entire benefit under SERIP will be fully vested.

Of the named executive officers, only Messrs. Roth and Brien participate in SERIP. Mr. Roth is entitled to receive an annual benefit of $110,000 for 15 years that is fully vested. Mr. Brien is entitled to an annual benefit of $200,000 for 15 years, if payments start at age 60 or later; the annual amount will be reduced if payments start before age 60. Mr. Brien’s benefit is 30% vested and an additional 10% will vest annually on November 30 of each year through 2017 for so long as he remains employed by Interpublic.

PENSION BENEFITS

The following table provides information on pension benefits held by the named executive officers as of December 31, 2011.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($) (1)(2)	Payments During Last Fiscal Year ($)

Mr. Roth	SERIP	N/A	1,034,467	0
Mr. Mergenthaler	–	–	–	–
Mr. Krakowsky	ESBA	9	1,449,080	0
Mr. Carroll	–	–	–	–
Mr. Brien	SERIP	3	609,021	0

(1)

The calculation of the present value of accumulated benefit assumes (i) a discount rate of 5.00 percent and (ii) that the executive will continue to work for the company until the earliest age as of which an executive may retire with unreduced benefits.

(2)	For Mr. Roth, the amount shown is the present value of the maximum benefit that he is entitled to receive upon his retirement or termination of employment.

For Mr. Brien, the amount shown is the present value of the maximum benefit that he would be entitled to receive under his SERIP if he works for Interpublic continuously until he reaches age 60. The terms and conditions of the SERIP for Messrs. Roth and Brien are described in greater detail on page 69 under the heading “The Interpublic Senior Executive Retirement Income Plan.”

For Mr. Krakowsky, the amount shown is the present value of the maximum benefit that he would be entitled to receive under his ESBA if he works for Interpublic continuously until he reaches age 60. The terms and conditions of the ESBA are described in greater detail on page 69 under the heading “Executive Special Benefit Agreement.”

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NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

The Interpublic Capital Accumulation Plan

Interpublic maintains a Capital Accumulation Plan (the “CAP”) under which senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (the “MHRC”) are entitled to receive deferred compensation benefits.

Under CAP, a participating employee receives annual credits of a specified dollar amount (a “dollar credit”) and interest each December 31st. The amount of each year’s interest credit is equal to the ten-year U.S. Treasury yield curve annual rate (also known as the “constant maturity rate”) as of the last business day of the immediately preceding calendar year. Each participant’s account balance becomes fully vested as to both prior and future dollar and interest credits when the participant has completed three years of participation in the CAP, except that all interest credits since the inception of the participant’s participation in the plan are subject to forfeiture if the participant breaches a non-competition or non-solicitation agreement.

If a participant has a Qualifying Termination, the CAP provides for continued vesting through the end of the participant’s severance period and a special dollar credit equal to the dollar credits that would have been added to the participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the due date for his last severance payment. Any portion of a participant’s benefit that is not vested upon termination of employment (taking into account accelerated vesting upon a Qualifying Termination) will be forfeited.

If a participant has a Qualifying Termination within two years after a Change of Control, (i) the participant will become fully vested and (ii) the participant’s account will be credited with an amount equal to the dollar credits that would have been added to his account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the end of his severance period; for the named executive officers, the severance period is determined as if severance were paid in installments.

Each named executive officer is a participant in the CAP and for 2011 received the following annual dollar credit:

Name	Annual Dollar Credit ($)

Mr. Roth	350,000
Mr. Mergenthaler	200,000
Mr. Krakowsky	50,000
Mr. Carroll	50,000
Mr. Brien	100,000

For 2011, each participant received an interest credit equal to 3.30% of his account balance as of December 31, 2011 (determined before the 2011 dollar credit was added). Each named executive officer’s CAP account balance is fully vested.

In general, each named executive officer’s vested account balance is payable in a lump sum two years after the termination of his employment with Interpublic and its subsidiaries. However, if the participant’s employment terminates within two years after a Change of Control, payment will be accelerated.

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NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on non-qualified deferred compensation arrangements for the named executive officers as of December 31, 2011 under the CAP.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (3)

Mr. Roth	0	350,000	60,502	0	2,243,904
Mr. Mergenthaler	0	200,000	31,899	0	1,198,522
Mr. Krakowsky	0	50,000	8,844	0	326,832
Mr. Carroll	0	50,000	8,844	0	326,832
Mr. Brien	0	100,000	17,902	0	660,388

(1)

The amounts shown as “Registrant contributions in last FY” are dollar credits that were added to the named executive officer’s CAP account as of December 31, 2011 and are included in the “All Other Compensation” column for 2011 of the “Summary Compensation Table” on page 54.

(2)

No earnings on deferred amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” for 2011, 2010 or 2009 because the interest credits under the CAP did not constitute “above-market” or “preferential” earnings as defined by SEC rules.

(3)	The aggregate balances shown in this column include the following dollar credits that were included in the “All Other Compensation” column of the “Summary Compensation Table” on page 54:

(a)    for 2010: (i) $350,000 for Mr. Roth; (ii) $200,000 for Mr. Mergenthaler; (iii) $50,000 for Mr. Krakowsky; and (iv) $125,000 for Mr. Brien; and

(b)    for 2009: (i) $350,000 for Mr. Roth; (ii) $200,000 for Mr. Mergenthaler; and (iii) $50,000 for Mr. Krakowsky.

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EMPLOYMENT AGREEMENTS, TERMINATION of EMPLOYMENT and CHANGE of CONTROL ARRANGEMENTS

Employment Agreements

Each of the named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, his salary and eligibility for incentive compensation and other benefits and perquisites. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic. The current annual salary of each of the named executive officers is set forth below:

Name	Salary ($)

Michael I. Roth	1,400,000
Frank Mergenthaler	900,000
Philippe Krakowsky	750,000
Chris Carroll	543,375
Nicolas Brien	1,200,000

Michael I. Roth Employment Agreement

Mr. Roth entered into his employment agreement with Interpublic in 2004. As amended to date, the agreement provides, in addition to his base salary, for an annual target bonus, with the actual award between 0% and 200% of the target depending on Interpublic financial performance, his individual performance, and management discretion. Mr. Roth’s employment agreement also provides for participation in Interpublic’s performance-based, long-term incentive programs provided in a manner consistent with those provided to other executives. Each year’s award may consist of stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee. In 2011, the Compensation Committee increased Mr. Roth’s expected annual long-term incentive target award value from $5,000,000 to $7,000,000.

In addition, the agreement provides that Mr. Roth is entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Roth’s employment is terminated involuntarily without Cause (as defined under the heading “Severance and Change of Control Benefits” below), his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination. If Mr. Roth obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Roth in connection with his new employment for service before the end of the severance period. After an involuntary termination without Cause, Mr. Roth will also be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental and vision benefits would end if Mr. Roth accepts employment with another employer offering similar benefits. Mr. Roth may terminate his employment at any time by giving notice to Interpublic at least three months in advance.

Frank Mergenthaler Employment Agreement

Mr. Mergenthaler entered into his employment agreement with Interpublic in 2005. As amended to date, the agreement provides that, in addition to

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his base salary, Mr. Mergenthaler will be eligible for a target annual bonus of 100% of his base salary, with the actual award up to a maximum of 200% of base salary depending on Interpublic’s financial performance, his individual performance, and management discretion.

In addition, the agreement provides that Mr. Mergenthaler is entitled to (i) participate in the CAP, with a current annual dollar credit of $200,000, and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also provides for participation in Interpublic’s performance-based, long-term incentive programs. Each year’s award may consist of stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee. In 2011, the Compensation Committee increased Mr. Mergenthaler’s expected annual long-term incentive target award value from $1,000,000 to $2,000,000.

In the event of a Qualifying Termination of Mr. Mergenthaler’s employment, his employment agreement provides for a lump sum payment equal to the sum of (i) one year’s base salary at the rate in effect before his termination, (ii) his target bonus for the year of termination, plus (iii) a pro-rated portion of his target bonus for the year in which the termination occurs and (iv) any other awards and benefits to which he is entitled in accordance with their terms. In addition, if Mr. Mergenthaler or any of his dependents elects continuation health coverage under COBRA, his employment agreement provides for a lump sum payment equal to the sum of the premiums for the first year of such COBRA coverage. Mr. Mergenthaler may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Philippe Krakowsky Employment Agreement

Mr. Krakowsky entered into his employment agreement with Interpublic in 2006. As amended to date, the agreement provides that, in addition to his base salary,

Mr. Krakowsky is eligible for a target annual bonus, with the actual award up to a maximum of 200% of target depending on Interpublic’s financial performance, his individual performance, and management discretion. Effective March 1, 2011, in connection with his promotion to Executive Vice President, Chief Strategy and Talent Officer, the Compensation Committee increased his base salary to $750,000.

In addition, the agreement provides that Mr. Krakowsky is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000 and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also provides for participation in Interpublic’s performance-based, long term incentive programs. In February 2011, in connection with his promotion, the Compensation Committee increased Mr. Krakowsky’s total expected annual long-term incentive target award value to $1,350,000. Each year’s award may consist of stock options, restricted stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee. Performance and vesting criteria for any award must be consistent with the criteria generally required of the executive team.

If Mr. Krakowsky’s employment is terminated involuntarily without Cause, his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Krakowsky obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Krakowsky in connection with his new employment for service before the end of the severance period. Mr. Krakowsky is entitled to continued vesting of all restricted stock and options until the end of the severance period. Mr. Krakowsky is also eligible to receive a bonus for the year in which his employment is terminated. After an involuntary

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termination, Mr. Krakowsky would also be eligible to receive: (i) continued vesting of all restricted stock and options until the end of the severance period, (ii) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, (iii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period and (iv) a cash payment in lieu of continued life insurance for 12 months from the notice date. The subsidy for medical, dental and vision benefits would end if Mr. Krakowsky accepts employment with another employer offering similar benefits. Mr. Krakowsky may terminate his employment at any time by giving notice to Interpublic at least six-months in advance.

Christopher Carroll Employment Agreement

Mr. Carroll entered into his employment agreement with Interpublic in 2006. As amended to date, the agreement provides that, in addition to his base salary, Mr. Carroll is eligible for a target annual bonus, with the actual award up to a maximum of 200% of base salary depending on Interpublic profits, his individual performance, and management discretion. In 2010, the Compensation Committee increased Mr. Carroll’s target annual bonus from 50% to 60% of his base salary.

In addition, the agreement provides that Mr. Carroll is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000, and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also gives Mr. Carroll the right to participate in Interpublic’s performance-based long term incentive programs with a total expected annual long-term incentive target award value of $350,000. Each award may consist of stock options, restricted stock, performance-

based restricted stock or another form of incentive at the discretion of the Compensation Committee.

If Mr. Carroll’s employment is terminated involuntarily without Cause, his employment agreement provides for (i) salary continuation, at the rate in effect before his termination, for 12 months from when notice of his termination is provided and (ii) lump sum payment of his target bonus for the year of termination. After his termination date, Mr. Carroll will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. Mr. Carroll may terminate his employment at any time by giving notice to Interpublic at least six-months in advance.

Nicolas Brien Employment Agreement

Mr. Brien’s employment agreement, entered into in 2010, provides that, in addition to his annual salary, Mr. Brien will be eligible for a target annual bonus of 100% of his base salary, with the actual award up to a maximum of 200% of base salary depending on McCann performance, his individual performance, and management discretion.

In addition, the agreement provides that Mr. Brien is entitled to (i) continue participation in the CAP, with an annual dollar credit of $100,000, (ii) continue participation in the SERIP, with a target benefit of $200,000 a year (for 15 years, starting at age 60), and (iii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

The agreement also gives Mr. Brien the right to participate in Interpublic’s performance-based long term incentive programs with a total expected annual long-term incentive target award value of $1,000,000. Each award may consist of stock options, restricted

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stock, performance-based restricted stock or another form of incentive at the discretion of the Compensation Committee. In addition, Mr. Brien was granted a one-time additional long-term incentive award in 2010, with a target value of $1,000,000; two-thirds of this award comprised performance cash (tied to performance of McCann Worldgroup) and one-third comprised restricted stock.

In the event of a Qualifying Termination, his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Brien obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Brien in connection with his new employment for service before the end of the severance period. After an involuntary termination, Mr. Brien will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental, and vision benefits would end if Mr. Brien accepts employment with another employer offering similar benefits. Mr. Brien may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Executive Severance Plan

Under the Interpublic Executive Severance Plan (“ESP”), certain senior management employees, including the named executive officers, are entitled to receive severance and other welfare benefits, in the event of a Qualifying Termination. In general, the ESP provides for salary continuation, at the executive’s base salary rate in effect for the year of termination, for a specified number of months, which varies generally according to the seniority of the executive. If the executive’s Qualifying Termination occurs within two years after a Change of Control, severance is payable in a lump sum, rather than over the severance period.

Under the ESP the named executive officers are entitled to the following salary continuation periods:

Name	Salary Continuation Period

Michael I. Roth	24 months
Frank Mergenthaler	18 months
Philippe Krakowsky	18 months
Chris Carroll	12 months
Nicolas Brien	18 months

The ESP also provides for cash payments in lieu of continued medical, dental and vision benefits at active employee rates for the salary continuation period, followed by a COBRA period.

Benefits under the ESP are not in addition to severance benefits under individual employment agreements. Rather, severance benefits that are paid under individual employment agreements are credited against amounts payable under the ESP.

The ESP requires the executive to agree to certain post-termination covenants which, if violated, would result in the forfeiture of the executive’s future severance payments and benefits. Benefits under the ESP are also conditioned on the executive executing a mutual release.

Change of Control Agreements

Each named executive officer has entered into a change of control agreement with Interpublic that provides for severance and other benefits in the event of a Qualifying Termination within two years after a

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Change of Control. These benefits are instead of, and not in addition to, the benefits the executive otherwise would be entitled to receive under the executive’s employment agreement and the ESP.

Each of these change of control agreements provides for a lump sum severance payment equal to a specified multiple of the executive’s base salary plus his target bonus. For purposes of this calculation, salary and target bonus are each determined based on the rate in effect for the executive for the year of the Change of Control or for the year of the Qualifying Termination, whichever is greater.

The multiple applied and the corresponding months of service under the change of control agreements are:

Name	Multiple	Months of Severance

Michael I. Roth	3	36
Frank Mergenthaler	2	24
Philippe Krakowsky	2	24
Chris Carroll	2	24
Nicolas Brien	3	36

In addition, under the agreement the named executive officer’s benefit under the CAP will be subject to the following adjustments: (i) annual dollar credits will be added for his severance period as if his severance were paid in semi-monthly installments over his severance period (rather than in a lump sum); (ii) he will receive a pro-rated annual dollar credit for the year in which the severance period expires, and (iii) in addition to the interest credits added under the terms of the CAP each December 31st, the executive will receive a pro-rated interest credit for the year in which the severance period expires, at the rate applied under CAP for the year in which the executive’s CAP balance is paid.

The agreement also provides that, if the named executive officer is a participant in the SERIP, the vested percentage of his SERIP benefit will be determined as if his severance were paid in monthly installments over his severance period (rather than in a lump sum).

Each agreement also provides for cash payments to subsidize the cost of medical, dental and vision benefits during the months for which severance is provided, in lieu of the benefit subsidies otherwise payable under the executive’s employment agreement and the ESP. Each agreement requires the executive to agree to certain post-termination covenants, which restrict solicitation of employees and clients, and if violated, would result in the forfeiture of the executive’s severance payments and benefit.

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SEVERANCE AND CHANGE OF CONTROL BENEFITS

The preceding narrative describes the severance and other benefits to which the named executive officers may be entitled under the various agreements, plans and arrangements in connection with or following a termination of the executive’s employment. Below is a table that quantifies the benefits that each named executive officer would have received had his employment terminated as of December 31, 2011 under the following circumstances:

Triggering Event	Description

Termination for Cause or Voluntary Termination Without Good Reason

In general (subject to certain variations in each executive’s employment agreement), Interpublic would have “Cause” to terminate an executive’s employment if the executive (a) materially breaches a provision in his employment agreement and fails to cure such breach within a 15-day period; (b) misappropriates funds or property of Interpublic; (c) attempts to secure any personal profit related to the business of Interpublic without proper prior written approval; (d) engages in fraud, material dishonesty, gross negligence, gross malfeasance or insubordination, or willful (i) failure to follow Interpublic’s Code of Conduct or (ii) misconduct in the performance of his duties, excluding in either case acts taken in good faith that do not cause material harm to Interpublic; (e) refuses or fails to attempt in good faith to perform his duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the executive reports directly if such refusal or failure is not cured within a 15-day period; (f) has committed or is formally charged or indicted for a felony or a crime involving dishonesty, fraud or moral turpitude or (g) engages in conduct that is clearly prohibited by the policy of Interpublic prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

In general, an executive would have “Good Reason” to terminate his employment if Interpublic, without the executive’s consent, (a) materially reduces the executive’s base salary; (b) materially diminishes the authority, duties or responsibilities of the executive or the supervisor to whom the executive is required to report; (c) materially diminishes the budget over which the executive has authority; (d) requires the executive to relocate to an office more than 50 miles outside the city in which he is principally based or (e) materially breaches an employment agreement with the executive. Before resigning for Good Reason, the executive generally must give Interpublic notice and an opportunity to cure the adverse action.

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Qualifying Termination	An involuntary termination of the executive’s employment without Cause or a resignation by the executive for Good Reason.
Change of Control

In general, a Change of Control will be deemed to have occurred if: (i) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner of more than 50% of the combined voting power of Interpublic’s then outstanding voting securities; (ii) any person, other than Interpublic or any of its subsidiaries, acquires (during a 12-month period) ownership of 30% or more of the combined voting power of Interpublic’s then-outstanding voting securities; (iii) any person acquires 40% or more of Interpublic’s assets (determined based on gross fair market value) or (iv) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

Amounts shown in the table under the heading Change of Control are paid upon a Change of Control, without regard to whether the executive’s employment is terminated.

Qualifying Termination following a Change of Control	A Qualifying Termination of an executive employment within two years after a Change of Control.
Death or Disability	Disability is determined in accordance with our standard policies and procedures based on the facts and circumstances presented.

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KEYS TO TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL PAYMENTS

Payment	Description

Severance

The severance amount shown as payable to each of the named executive officers in the event of a Qualifying Termination, other than following a Change of Control, is provided for under the terms of the executive’s employment agreement as supplemented by the terms of ESP, except that for Messrs. Roth, Krakowsky and Carroll, severance benefits following a resignation for Good Reason are payable exclusively under the ESP.

In the event of a Qualifying Termination following a Change of Control, the severance amount shown for each of the named executive officers is provided for under the terms of the executive’s Change of Control Agreement.

Bonus

The bonus payments shown for Messrs. Mergenthaler and Carroll in the event of a Qualifying Termination, other than following a Change of Control, are provided for under the terms of his employment agreement. Mr. Carroll’s employment agreement provides for a bonus payment only in the event of an involuntary termination without Cause. Mr. Krakowsky’s employment agreement provides that he is eligible for consideration for a bonus if Interpublic terminates his employment without Cause, but does not provide for a bonus payment if he resigns for Good Reason.

Each named executive officer is entitled to a bonus payment under the 2009 PIP at the executive’s target level in the event of a Change of Control.

In the event of a Qualifying Termination following a Change of Control, the bonus amount shown for each of the named executive officers is provided under the terms of the executive’s Change of Control Agreement.

In the event of a termination of employment due to death or disability, the bonus amount shown for each of the named executive officers is provided under the 2009 PIP. The annual non-equity compensation award is pro-rated based on the time elapsed and the performance-level achieved. In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period; in the case of disability, achievement is measured based on actual performance through the end of the performance period.

Long-term Incentives

The 2009 PIP provides as follows in the event of termination due to death or disability:

•      Restricted stock vests on a pro-rata basis; and

•      If employment terminates 12 or more months after the grant date, performance shares and performance cash vest on a pro-rata basis based on the time elapsed and the performance level achieved. In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period; in the case of disability, achievement is measured based on actual performance through the end of the performance period.

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• Stock options:
• Fully vest in the event of death; and
• Vest on a pro-rata basis in the event of disability, unless employment terminates within 12 months of the grant date.
The 2009 PIP provides in the event of a Change of Control:
• Stock options and restricted stock fully vest; and
• Performance shares and performance cash fully vest at the target performance level.

In addition, the Compensation & Leadership Talent Committee has discretion to accelerate vesting of any award granted under the 2009 PIP, if the named executive officer’s employment terminates at least 12 months after the date of grant.

Pension/Deferred Compensation

The amounts shown as payable under the CAP in the event of (i) a termination of employment for Cause or a voluntary termination or (ii) death or disability reflect the account balance as of December 31, 2011.The amounts shown as payable under the SERIP in these events reflect the sum of the 15 annual payments that would be due starting at age 60 (or 2 years after termination, if later) as of December 31, 2011.

The amounts shown as payable under the CAP and SERIP in the event of a Qualifying Termination or a Qualifying Termination following a Change of Control reflect the total amounts payable after applying the additional credits and vesting through the applicable severance period. In the event of a termination within 2 years after a Change of Control, (i) the amount shown for the SERIP will be paid in a lump sum at the then vested value of the future payments and (ii) the amount shown for the CAP will be paid out in a lump sum.

The amounts shown as payable under Mr. Krakowsky’s ESBA, other than in the event of death, reflect amounts accrued as of December 31, 2011.

If Mr. Krakowsky's employment terminates due to death, Interpublic will pay him $245,000 per year for 15 years.
Welfare Benefits

The medical, dental and benefits shown as payable upon a Qualifying Termination, other than following a Change of Control, are generally provided under the executive’s employment agreement and the ESP.

The medical, dental and vision benefits shown as payable in the event of a Qualifying Termination following a Change of Control are provided under the executive’s Change of Control Agreement.

Messrs. Roth’s, Mergenthaler’s, Brien’s and Krakowsky’s Interpublic Savings Plan benefit, and Mr. Krakowsky’s life insurance premium benefit, are provided under their respective employment agreements.

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ESTIMATED TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

The following table shows the total amounts each named executive officer would be entitled to receive in connection with the triggering events listed in the table.

Name		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)		Death ($)	Disability ($)	Qualifying Termination following a Change of Control ($) (3)(4)

Mr. Roth	Severance	0	2,800,000		0	0	10,920,000
	Bonus	0	0		3,400,000	3,400,000	2,240,000
Long Term Incentive:	Stock Options(1)	0	0		2,425,090	1,240,905	2,425,090
	Restricted Stock	0	0		4,709,807	4,709,807	5,836,190
	Performance Shares	0	0		962,631	962,631	1,755,184
	Performance Cash	0	0		4,793,677	4,793,677	5,989,904
Pension/Def Comp:	SERIP	1,650,000	1,650,000		1,650,000	1,650,000	1,650,000
	CAP	2,243,904	3,105,995		2,243,904	2,243,904	3,558,493
Benefits :	Med/Dental/Vision	0	82,870		0	0	124,305
	401(k) Match	0	8,526		0	0	8,526

Mr. Mergenthaler	Severance	0	1,350,000		0	0	3,600,000
	Annual Bonus	0	1,800,000		1,389,060	1,389,060	900,000
Long Term Incentive:	Stock Options(1)	0	0		0	0	0
	Restricted Stock	0	0		941,956	941,956	1,167,230
	Performance Shares	0	0		224,311	224,311	224,311
	Performance Cash	0	0		2,313,600	2,313,600	2,313,600
Pension/Def Comp:	CAP	1,198,521	1,462,088		1,198,521	1,198,521	1,685,529
Benefits :	Med/Dental/Vision	0	35,457		0	0	47,274
	401(k) Match	0	8,526		0	0	8,526

Mr. Krakowsky	Severance	0	1,125,000		0	0	3,000,000
	Annual Bonus	0	750,000		1,136,971	1,136,971	750,000
Long Term Incentive:	Stock Options(1)	0	0	(2)	0	0	0
	Restricted Stock	0	851,410	(2)	706,463	706,463	875,417
	Performance Shares	0	0		185,648	185,648	338,496
	Performance Cash	0	0		1,716,589	1,716,589	2,200,000
Pension/Def Comp:	CAP	326,832	394,090		326,832	326,832	450,408
	ESBA	400,000	400,000		3,675,000	3,675,000	400,000

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Name (cont.)		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)	Death ($)	Disability ($)	Qualifying Termination following a Change of Control ($) (3)(4)

Benefits :	Med/Dental/Vision	0	87,687	0	0	116,913
(Mr. Krakowsky cont.)	401(k) Match	0	8,526	0	0	8,526
	Life Insurance	0	1,740	0	0	1,740

Mr. Carroll	Severance	0	543,375	0	0	1,738,880
	Annual Bonus	0	326,025	440,000	440,000	326,025
Long Term Incentive:	Stock Options(1)	0	0	419,250	419,250	419,250
	Restricted Stock	0	0	816,434	816,434	957,684
	Performance Shares	0	0	61,881	61,881	112,829
	Performance Cash	0	0	762,202	762,202	933,333
Pension/Def Comp:	CAP	326,832	394,079	326,832	326,832	450,408
Benefits :	Med/Dental/Vision	0	35,457	0	0	47,275
	401(k) Match	0	8,526	0	0	8,526

Mr. Brien	Severance	0	1,800,000	0	0	7,200,000
	Annual Bonus	0	0	1,250,000	1,250,000	1,200,000
Long Term Incentive:	Stock Options(1)	0	0	0	0	0
	Restricted Stock	0	0	1,165,838	1,165,838	1,551,049
	Performance Shares	0	0	275,033	275,033	501,474
	Performance Cash	0	0	2,592,787	2,592,787	3,333,333
Pension/Def Comp:	SERIP	1,200,000	1,500,000	1,200,000	1,200,000	2,100,000
	CAP	660,388	896,913	660,388	660,388	1,347,965
Benefits :	Med/Dental/Vision	0	35,457	0	0	70,914
	401(k) Match	0	8,526	0	0	8,526

(1)

Represents the aggregate amount of the difference between the closing price of the Common Stock on the last business day of 2011 ($9.73) and exercise price of all unvested stock options having an exercise price that is less than $9.73 (the “In-the-Money Value”) that vest fully in the event of death or a Change of Control.

(2)	Represents pro-rata vesting of stock options and restricted stock for Mr. Krakowsky as provided under his employment agreement.

(3)	Some benefit payments shown in the table may be reduced if necessary to avoid adverse tax consequences to the executive under Section 280G of the Internal Revenue Code.

(4)

The payments shown in this column under “Bonus” and “Long-term Incentive” would be paid to the executive in the event of a Change of Control regardless of whether the executive’s employment is terminated.

Outstanding Shares and Ownership of

Common Stock

Outstanding Shares

The record date for the Annual Meeting is April 2, 2012. The outstanding common stock of Interpublic at the close of business on that date consisted of 442,302,308 shares of Common Stock. Only the holders of Common Stock are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of shareholders at the meeting.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning direct and indirect beneficial ownership of Common Stock as of December 31, 2011 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class

Lord, Abbett & Co. LLC(2) 90 Hudson Street Jersey City, NJ 07302	28,232,600	6.12%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	27,024,944	5.86%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	25,205,085	5.46%
Putnam Investments, LLC(5) One Post Office Square Boston, MA 02109	23,465,778	5.1%

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership of the security within 60 days, for example through the conversion of notes or preferred stock.

(2)

This disclosure is based on an amendment No. 1 to a Schedule 13G filed by Lord, Abbett & Co. LLC with the SEC on February 14, 2012, in which it reported that it is an investment advisor that has sole voting power with respect to 24,682,811 shares of Common Stock and sole dispositive power with respect to 25,913,343 shares of Common Stock.

Outstanding Shares and Ownership of

Common Stock continued

(3)

This disclosure is based on information supplied by BlackRock Inc. in an amendment No. 2 Schedule 13G filed with the SEC on February 13, 2012, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 27,024,944 shares of Common Stock and sole dispositive power with respect to 27,024,944 shares of Common Stock.

(4)

This disclosure is based on an amendment No. 1 to a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 8, 2012, in which Vanguard reported that it is an investment manager that has sole voting power 16,789 with respect to 652,307 shares of Common Stock, sole dispositive power with respect to 24,522,778 shares of Common Stock and shared dispositive power with respect to 652,307.

(5)

This disclosure is based on a Schedule 13G filed by Putnam Investments, LLC (“Putnam”) with the SEC on February 14, 2012, in which it reported that it is a holding company of two registered investment advisors, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC that in the aggregate have sole voting power with respect to 1,693,885 shares of Common Stock, shared voting power with respect to 16,789 shares of Common Stock and sole dispositive power with respect to 23,448,989 shares of Common Stock.

Outstanding Shares and Ownership of

Common Stock continued

SHARE OWNERSHIP OF MANAGEMENT

The following table sets forth information concerning the direct and indirect beneficial ownership of the Common Stock as of April 2, 2012 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner	Common Stock Ownership(#)(1)(2)	Options Excerciseable Within 60 Days(#)	Total* (#)

Reginald K. Brack	88,180	4,000	92,180
Nicolas Brien	206,641	187,058	393,699
Christopher Carroll	103,021	115,306	218,327
Jocelyn Carter-Miller	44,011	0	44,011
Jill M. Considine	68,680	4,000	72,680
Richard A. Goldstein(3)	76,911	4,000	80,911
H. John Greeniaus	206,147	4,000	210,147
Mary J. Steele Guilfoile	44,011	0	44,011
Dawn Hudson	0	0	0
William T. Kerr	85,260	0	85,260
Philippe Krakowsky	219,512	240,623	460,135
Frank Mergenthaler	437,784	504,484	942,268
Michael I. Roth	978,374	2,801,045	3,474,348
David M. Thomas	57,380	0	57,380
All directors and executive officers as a group (16 persons)	2,632,039	3,864,516	6,496,555

*

No individual identified in the table had beneficial ownership of more than 1% of the outstanding shares of Common Stock. Interpublic’s directors and executive officers as a group had beneficial ownership of 1.47% of the outstanding shares of Common Stock. No executive officer or director of Interpublic has pledged any shares of Common Stock or Series B Preferred Stock as security. For the purpose of computing the percentage for each individual and directors and executive officers as a group, in accordance with SEC rules, the shares of Common Stock issuable upon the exercise of stock options are treated as outstanding.

Outstanding Shares and Ownership of

Common Stock continued

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 2006 Performance Incentive Plan and the Interpublic Non-Management Directors’ Stock Incentive Plan due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

(2)

No executive officer or director of Interpublic is a beneficial owner of any (i) shares of the Series B Preferred Stock and (ii) of Interpublic’s 4.75% Convertible Senior Notes Due 2023, which are convertible into Common Stock.

(3)	Includes for Mr. Goldstein 10,200 shares owned by his spouse in a trust.

Outstanding Shares and Ownership of

Common Stock continued

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires Interpublic’s directors and executive officers, and persons who beneficially own more than 10 percent of its Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Interpublic’s equity securities.

Based solely on our review of the copies of such reports furnished to us by the Company’s directors and executive officers for the year ended December 31, 2011, and on the written representations made by such persons that no other reports were required, we believe that each of Interpublic’s directors and executive officers timely filed all required reports, except as follows:

On June 1, 2011, Ms. Considine received an award of restricted stock. Her Form 4 was filed with the SEC two business days after the date the filing was due.

On October 31, 2011, Mr. Mergenthaler sold 45,710 shares of Common Stock in order to provide funds to satisfy his tax withholding obligation in connection with the vesting of a restricted stock award. His Form 4 was filed with the SEC four business days after the date the filing was due.

Interpublic has no knowledge that any owner of more than 10% of its Common Stock that failed to file any reports required by Section 16(a) during the fiscal year ended December 31, 2011.

INFORMATION FOR SHAREHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER.

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and Proxy Statement (as well as other shareholder communications from the issuer) to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you determine that you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary or by calling Corporate Communications at (212) 704 1200. Your notification should include the name of your brokerage firm or bank and your account number.

If your household received only single copy of the 2011 Annual Report or this Proxy Statement and you would like to receive a separate copy, please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

Outstanding Shares and Ownership of

Common Stock continued

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN.

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Common Stock equivalent to the interest in Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the Plan, pursuant to the proxy card being mailed with this Proxy Statement to Plan participants. JPMorgan will vote shares in accordance with duly executed instructions if received on or before May 23, 2012. If JPMorgan does not receive timely instructions, the shares of Common Stock equivalent to the interest in Interpublic’s Common Stock credited to that participant’s account, will not be voted by JPMorgan. JPMorgan will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that JPMorgan votes the Common Stock for which it receives timely instructions.

The Board of Directors is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,
Andrew Bonzani
Secretary

April 12, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET

http://www.proxyvoting.com/ipg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

The Interpublic Group of

Companies, Inc.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# Fulfillment#

21681 21719

FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

Please mark your votes as indicated in this example X

1. Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS

2 AND 3 AND AGAINST PROPOSAL 4.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

Nominees:

1.1 Jocelyn Carter-Miller 1.6 Dawn Hudson

2. Confirm the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2012

FOR AGAINST ABSTAIN

1.2 Jill M. Considine 1.7 William T. Kerr FOR AGAINST ABSTAIN

1.3 Richard A. Goldstein 1.8 Michael I. Roth

3. Adisory vote to approve named executive officer compensation FOR AGAINST ABSTAIN

1.4 Mary J. Steele Guilfoile 1.9 David M. Thomas

1.5 H. John Greeniaus 4. Shareholder Proposal entitled

“Executives to Retain Significant Stock”

WILL ATTEND

If you plan to attend the Annual Meeting please mark the WILL ATTEND box.

Mark Here for Address Change or Comments SEE REVERSE

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

THE INTERPUBLIC GROUP OF COMPANIES, INC. ANNUAL MEETING OF SHAREHOLDERS

May 24, 2012

9:30 A.M.

McGRAW-HILL BUILDING 1221 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at http://www.proxyvoting.com/ipg

FOLD AND DETACH HERE

FORM OF PROXY

THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING OF SHAREHOLDERS, May 24, 2012

The undersigned hereby constitutes and appoints Michael I. Roth, Frank Mergenthaler and Andrew Bonzani, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in the McGraw-Hill Building, 1221 Avenue of the Americas, New York, New York, on Thursday, May 24, 2012 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the trust maintained under the Plan, for all shares held of record by JPMorgan as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by JPMorgan. JPMorgan will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued, and to be marked, dated and signed, on the other side)

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